Exhibit 10.18

LEASE AGREEMENT

Between

NORTH FEDERAL HIGHWAY, L.L.C.

as Landlord

and

CompHealth, Inc.,

as Tenant

Property:

6451 North Federal Highway

Fort Lauderdale, Florida

Dated as of November 18, 2002

i

SECTION		PAGE
EXHIBITS

Exhibit A-l	Legal Description of Real Estate
Exhibit A-2	Floor Plans of Demised Premises
Exhibit B	Rules and Regulations
Exhibit C	Base Rent
Exhibit D	Commencement Certificate
Exhibit E	Agreement for Construction
Exhibit E-1	Space Plan
Exhibit E-2	Finish Plan
Exhibit F	Janitorial Specifications
Exhibit G	Tenant Estoppel
Exhibit H	Tenant’s Monument Signage
Exhibit I	Expansion Rights
Exhibit I-1	Plan of Expansion Premises
Exhibit I-2	Agreement for Construction (Expansion)
Exhibit J	Parking
Exhibit K	Guaranty of Lease
Exhibit L	Antenna License

SCHEDULES

1.1 Definitions
1.4 Option to Extend

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of this 18th day of November, 2002, by and between NORTH FEDERAL HIGHWAY, L.L.C., a Delaware limited liability company (“Landlord”), having its principal office at c/o Legg Mason Real Estate Services, Inc., 1735 Market Street, 12th Floor, Philadelphia, Pennsylvania 19103, Attention: Kathleen M. Hands and CompHealth, Inc., a Delaware corporation (“Tenant”), having its current office at 4021 South, 700 East, Suite 300, Salt Lake City, UT 84107, Attention: James Marshall, Director of Finance.

WITNESSETH:

That in consideration of the rents, covenants and conditions herein set forth, Landlord and Tenant covenant, promise and agree as follows:

Section 1. Premises, Term.

1.1 Project, Building, Common Areas.

As used herein, the term “Project” collectively means the existing twelve (12) story office building and one (1) story annex building known at 6451 North Federal Highway containing approximately 412,296 rentable square feet (collectively, the “Building”), and located on, and related to, certain land lying and being in the Cities of Fort Lauderdale and Pompano, Broward County, Florida, as more particularly described on Exhibit A-1 attached hereto (the “Real Estate”), together with the Common Areas (as defined in Schedule 1.1 attached hereto) and other improvements which are now, or may hereafter be, located on the Real Estate. Tenant, its agents, employees and invitees, shall have a non-exclusive license and right to use the Common Areas in accordance with the terms of this Lease and the Rules and Regulations (defined in Section 1.5(D) below).

All terms capitalized but not otherwise defined herein shall have the respective meanings ascribed to them on Schedule 1.1 attached hereto and made a part hereof.

1.2 Premises.

Landlord hereby demises unto Tenant, and Tenant rents from Landlord, all those certain premises on the seventh (7th) and eighth (8th) floors of the Building as outlined by cross-hatching on the floor plans attached hereto as Exhibit A-2 (collectively, the “Premises”) and is commonly referred to as Suite 700 and Suite 800. Landlord and Tenant stipulate and agree for all purposes under this Lease that the Premises contains fifty-one thousand four hundred ninety eight (51,498) rentable square feet (“Rentable Square Feet”), based upon the floor plans attached hereto as Exhibit A-2. The calculation of the Rentable Square Feet shall be binding on the parties, notwithstanding any different measure thereof that may be made thereafter by or on behalf of either party pursuant to a measurement of the Premises based upon current BOMA standards. The core factor utilized to calculate the Rentable Square Feet of the Premises was based upon a core factor of 14.245% for multi-tenant floors and a core factor of 11.635% for single tenant floors.

1.3 Term.

This Lease shall be effective from the date hereof (the “Commencement Date”) and the term of this Lease (the “Lease Term”) shall commence upon the Rent Commencement Date (defined in Section 2.1 (A) below) and shall terminate upon the date that is ninety-three (93) months from the last day of the month in which said Rent Commencement Date shall occur (the “Expiration Date”), unless sooner terminated as provided herein or extended as provided in Section 1.4 hereof.

1.4 Option to Extend.

Subject to the terms of this Section 1.4 and Schedule 1.4, Tenant shall have two (2) options (an “Option”) to extend the term of this Lease for an additional period of five (5) years each (an “Option Period”), with each such Option Period to begin the day after the Expiration Date of the initial term or the preceding Option Period, on the same terms and conditions set forth herein, except that (i) no Rent concessions, lease buyouts, tenant allowances or limitations on tax or expense pass-throughs granted with respect to the Lease Term hereof shall be applicable to the Option Period, (ii) the Tax Base (as defined in Schedule 1.1 shall be the Taxes due and payable with respect to the Project for the calendar year in which the Option Period commences and the Expense Base shall be the Expenses attributable to the Project for the calendar year in which the Option Period commences and (iii) Base Rent shall be adjusted as set forth in Schedule 1.4.

1.5 Use; Compliance: Operation.

(A) Permitted Use. Tenant shall occupy and use the Premises only for general office use with related ancillary facilities such as a break or lunch room which may contain coffee machines, a refrigerator, dishwasher, vending machines, ice machines, toasters and microwaves for use by Tenant’s employees but no ranges, ovens or other kitchen facilities (the “Permitted Use”).

(B) Prohibited Use. Tenant shall not allow use of the Premises which will negatively affect the costs of coverage of Landlord’s insurance on the Project. So long as Tenant complies with the Permitted Use Tenant shall not be deemed to have a negative affect on the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any flammable or explosive liquids or materials to be kept in the Premises. Tenant shall not allow any use of the Premises which will cause the value or utility of any part of the Premises or the Project to diminish or which will interfere with any other tenant or use of the Common Areas in the operation of the Project by Landlord. So long as Tenant complies with the Permitted Use, Tenant shall not be liable to Landlord for any claims that Tenant has caused the value or utility of any part of the Premises or the Project to diminish. Tenant shall not permit any nuisance or waste upon the Premises or the Project, or allow any offensive noise, vibrations or odor to eminent from the Premises.

(C) Compliance. Landlord shall be responsible to ensure that the Premises are in compliance with the ADA (defined in Section 5.1) and all other Governmental Regulations as of the Completion Date (defined in Exhibit E) and Landlord shall utilize commercially reasonable efforts to cause the Premises to be in compliance with the ADA (defined in Section 5.1) and all other Governmental Regulations as of the Completion Date (defined in Exhibit E). The issuance of a temporary certificate of occupancy for the Premises shall be deemed evidence of compliance. Upon the Rent Commencement Date, Tenant shall observe and comply and cause the Premises to comply with all Governmental Regulations. However, in the event such Governmental Regulations shall either: (i) require the removal of Hazardous Materials (as defined in Schedule 1.1) from the Premises which Tenant is required to remove pursuant to Section 15 below; or (ii) require structural changes to the Premises that are not the Landlord’s obligation to make and pay for pursuant to Section 5.2; then the same may, at Landlord’s option, be complied with by Landlord on behalf of Tenant. If such work by Landlord relates to the Premises or is required solely on account of Tenant’s use or occupancy of the Premises, Tenant shall reimburse Landlord within thirty (30) days of written demand for the cost of such compliance. If such compliance relates to the Premises as well as other portions of the Project, Tenant shall pay Landlord on demand its proportionate share of the actual cost of such compliance as Additional Rent (defined in Section 2.2(A) below).

(D) Rules and Regulations. Tenant shall observe and comply, and shall cause Tenant Parties to observe and comply, with the rules and regulations attached hereto as Exhibit B, together with any reasonable amendments, modifications or additions thereto (the “Rules and Regulations”). Landlord shall not amend the Rules and regulations in a manner that will deprive Tenant of any of its rights under this Lease or materially increase Tenant’s obligations under this Lease. Landlord shall not be liable for failure of any person to obey such Rules and Regulations but shall apply all such rules in a uniform and non-discriminatory manner. Landlord shall utilize its good faith efforts to enforce such Rules and Regulations against all tenants of the Building and any person, but the failure of Landlord to enforce any Rules and Regulations shall not constitute a waiver thereof or relieve Tenant from compliance therewith. In the event of a conflict between the terms and provisions of this Lease and the Rules and Regulations, the terms and provisions of this Lease shall govern and prevail in each and every instance. Landlord shall provide Tenant with written notice of any amendments, modifications or additions to the Rules and Regulations at least ten (10) days prior to the effective date for any such change.

Section 2. Rent.

2.1 Base Rent.

(A) Amount. Tenant shall pay to Landlord, without demand, in accordance with the terms hereof, the annual rentals set out on Exhibit C attached hereto (the “Base Rent”). Such Base Rent shall be paid in equal monthly installments on or before the first day of each month, in advance, commencing upon the Rent Commencement Date, subject to the Free Rent Period (defined in Exhibit C) and the rent abatement provisions of Section 2.1(E) below, and continuing through the last calendar month which falls within the Lease Term. In the event the Rent Commencement Date is not the first day of a calendar month, then the Base Rent due for such first month of the Lease Term shall be prorated based upon the number of days in that month in which the Rent Commencement Date falls. “Rent Commencement Date” shall mean the date Landlord receives a temporary certificate of occupancy or certificate of occupancy for the entire Premises and tenders possession of the entire Premises to Tenant, subject to the completion of items on the Punch List (defined in Exhibit E), pursuant to Section 3.1 below, and subject to adjustment as a result of Tenant Delay (defined in Exhibit E), as provided in Exhibit E. Landlord and Tenant shall execute and deliver a commencement certificate (the “Commencement Certificate”) in the form of Exhibit D attached hereto confirming the Rent Commencement Date and the Expiration Date.

(B) Early Occupancy. In the event Landlord achieves substantial completion with respect to any portion of the Premises, as evidenced by the issuance of a temporary certificate of occupancy and tenders that portion of the Premises to Tenant pursuant to Section 3.1 below, and (2) Tenant opens for business from that portion of the Premises, Tenant shall not be required to pay to Landlord Rent (defined in Section 2. 1(C)) on that portion of the Premises until the Rent Commencement Date (i.e. no Rent shall be due with respect to the Premises prior to the Rent Commencement Date notwithstanding Tenant’s use of portions of the Premises prior to the Rent Commencement Date).

Notwithstanding the foregoing, the fact that Landlord has tendered a portion of the Premises to Tenant prior to the Rent Commencement Date (defined in Section 2.1(A)) shall not effect the Lease Term or the Rent Commencement Date which shall be determined in accordance with Section 2.1(A). In the event the Completion Date (defined in Exhibit E) has not occurred by April 14, 2003 with respect to the entire Premises, Landlord shall utilize commercially reasonable efforts to cause the Work (defined in Exhibit E) to be substantially completed, as evidenced by the issuance of a temporary certificate of occupancy or certificate of occupancy for not less than 30,000 Rentable Square Feet of the Premises on or before April 14, 2003, as said date is extended as a result of Tenant Delay (defined in Exhibit E) and as a result of Force Majeure (defined in Schedule 1.1) and tenders that portion of the Premises to Tenant, subject to the completion of items on the Punch List (defined in Exhibit E), pursuant to Section 3.1 below with respect to that portion of the Premises tendered by Landlord to Tenant. The sole remedy for the failure of Landlord to substantially complete not less than 30,000 Rentable Square Fee of the Premises and tender possession of that portion of the Premises to Tenant on or before April 14, 2003, as said date is extended as a result of Tenant Delay (defined in Exhibit E) and as a result of Force Majure (defined in Schedule 1.1) is the rent abatement provided in Section 2.1(E) below.

(C) Manner of Payments. The payment of Base Rent, Additional Rent and the payment of any other sums due from Tenant to Landlord under this Lease (herein, Base Rent, Additional Rent and all such other sums due from Tenant to Landlord under this Lease are collectively referred to as “Rent”) shall be made in lawful money of the United States of America and made payable to Landlord or such other person and at such place as Landlord shall designate in writing from time to time. Tenant’s obligation to pay Rent is independent of any obligation of Landlord hereunder and shall be paid without abatement (except as provided in Section 2.1(E) and Section 5.5), reduction, demand or set-off, except as otherwise specifically provided herein. Tenant’s obligation to pay Rent (whenever arising or accruing) shall survive the expiration or termination of this Lease on account of a Tenant default, but if the termination is as a result of a termination right specifically granted to Tenant hereunder, the obligation to pay Rent shall survive such termination but only as to the Rent accruing prior to the effective date of such termination.

(D) Late Payments. Any amount not paid by Tenant when due shall bear interest at the rate of ten percent (10%) per annum (the “Interest Rate”) from the due date until paid in full. In addition, with respect to either (i) Tenant’s second and each subsequent delinquent payment in any twelve-month period or (ii) Tenant’s second consecutive and each subsequent consecutive delinquent payments, Tenant shall pay to Landlord upon demand a late charge equal to five percent (5%) of the delinquent sum. Such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law. Notwithstanding the foregoing, Landlord agrees to waive the first late fee incurred by Tenant during any twelve-month period.

(E) Rent Abatement. If Landlord does not achieve substantial completion with respect to at least thirty thousand (30,000) Rentable Square Feet of the Premises, as evidenced by the issuance of a temporary certificate of occupancy or certificate of occupancy, by April 14, 2003, as said date is extended as a result of Tenant Delay (defined in Exhibit E), and as a result of Force Majeure (defined in Schedule 1.1) and tender possession of same to Tenant, subject to the completion of items on the Punch List (defined in Exhibit E) as provided in Section 2.1(B) above, Tenant shall be entitled to one (1) days rent abatement for each day thereafter of delay until Landlord has achieved substantial completion with respect to at least thirty thousand (30,000) Rentable Square Feet of the Premises as evidenced by the issuance of a temporary certificate of occupancy or a certificate of occupancy as provided in Section 2.1(B) above, and tender possession of same to Tenant, subject to the completion of items on the Punch List (defined in Exhibit E). In addition, in the event that the Completion Date (defined in Exhibit E) does not occur on or before September 14, 2003, as said date is extended as a result of Tenant Delay (defined in Exhibit E) and as a result of Force Majeure (defined in Schedule 1.1), Tenant shall be entitled to two (2) days rent abatement for each day thereafter of delay until the Completion Date (defined in Exhibit E) has occurred.

(F) Termination. In the event that the Completion Date (as defined in Exhibit E) does not occur on or before January 12, 2004, as said date is extended as a result of Tenant Delay (defined in Exhibit E) and as a result of Force Majeure (defined in Schedule 1.1), Tenant shall have the right to terminate this Lease by giving Landlord thirty (30) days written notice of termination and, in such event, this Lease shall automatically terminate at the end of said thirty (30) day period.

(G) Prepaid Rent. Notwithstanding anything in this Lease to the contrary, the first monthly installment of Rent shall be payable by Tenant upon the Rent Commencement Date and shall be applied by Landlord to pay the first monthly installment of Base Rent due after the Free Rent Period (defined in Exhibit C).

(H) Temporary Space. If Landlord does not achieve substantial completion with respect to at least thirty thousand (30,000) Rentable Square Feet of the Premises, as evidenced by the issuance of a temporary certificate of occupancy or certificate of occupancy, and tender possession of same to Tenant, subject to the completion of items on the Punch List (defined in Exhibit E), by June 13, 2003, as said date is extended as a result of Tenant Delay (defined in Exhibit E), and as a result of Force Majeure (defined in Schedule 1.1), Landlord shall provide Tenant with at least fifteen thousand (15,000) Rentable Square Feet of space in the Building (the “Temporary Space”) for use by Tenant, on the same terms and provisions provided in this Lease until the earlier to occur of the Completion Date (defined in Exhibit E) or the date Tenant terminates this Lease in accordance with Section 2.1(F), except Tenant shall have no obligation to pay Rent (defined in Section 2.1(C) with respect to the Temporary Space.

2.2 Additional Rent.

(A) Amount. Commencing on the first day of the calendar year (the “Additional Rent Commencement Year”) immediately following the Base Year (as defined in Schedule 1.1), Tenant shall pay to Landlord at the same time as it is required to make payment of Base Rent, an amount (the “Additional Rent”) equal to Tenant’s Pro Rata Share of each of Excess Taxes and Excess Expenses (each as defined in Schedule 1.1) attributable to the Project for the Additional Rent Commencement Year and each calendar year thereafter during the Lease Term. In all events, Tenant shall be responsible for and shall pay before delinquent all municipal, county, state and federal taxes assessed during the Lease Term against any leasehold interest of Tenant or any property owned by Tenant and located in the Premises.

(B) Payment. The Additional Rent shall be paid as follows:

(1) For each calendar year commencing with the Additional Rent Commencement Year, Landlord may notify Tenant by a written statement as to monthly installments on account of Additional Rent payable by Tenant based on Landlord’s reasonable estimate of each of Excess Taxes and Excess Expenses for such calendar year. If Landlord fails to notify Tenant of the amount of any monthly installments for a calendar year, Tenant shall pay monthly installments on account of Additional Rent at the rate last paid by Tenant until service of Landlord’s notice. The amount of such installments may be adjusted by Landlord once during any calendar year upon notice to Tenant. On the first day of the calendar month after Landlord’s notice of any such adjustment, Tenant shall, if such adjustment increases the amount of Additional Rent owed to Landlord (in addition to the revised monthly estimate) pay to Landlord, within thirty (30) days of such notice in an amount sufficient to bring total payments to date on account of Additional Rent current, so that such total payments for the then current calendar year will equal Landlord’s revised estimate of Tenant’s Additional Rent. If Landlord’s notice of adjustment decreases the amount of Additional Rent owed to Landlord, Landlord shall pay to Tenant within thirty (30) days of such notice an amount sufficient to reimburse Tenant for any Additional Rent paid by Tenant in excess of Landlord’s revised estimate of Tenant’s Additional Rent.

(2) If the last Lease Year is not a full twelve-month period, Additional Rent for such Lease Year shall be prorated based upon the number of days falling in the Lease Term.

(3) Within five (5) months after the end of the Base Year, Landlord shall determine the actual Taxes and Expenses for the Base Year and shall promptly notify Tenant of the Tax Base and the Expense Base (as defined in Schedule 1.1). Within five (5) months after the expiration of each calendar year commencing with the Additional Rent Commencement Year, Landlord shall determine the actual Taxes and Expenses for the prior Lease Year, and shall notify Tenant within thirty (30) days thereafter as to the amount thereof and the Additional Rent resulting therefrom (an “Annual Additional Rent Notice”) and an itemized breakdown of each of Taxes and Expenses and Tax Base and Expense Base. If the Additional Rent actually due exceeds total estimated payments made by Tenant on account of Additional Rent for such calendar year, then Tenant shall pay Landlord the full amount of any such deficiency within thirty (30) days after receiving the Annual Additional Rent Notice. If the Additional Rent actually due is less than the total estimated payments made by Tenant on account of Additional Rent for such calendar year, then Landlord shall, within thirty (30) days of delivery of the Annual Additional Rent Notice, reimburse to Tenant an amount equal to the amount of any excess.

(C) Right to Audit. So long as Tenant has paid in full any amount owing under an Annual Additional Rent Notice, Tenant may, at any time after at least three (3) days notice to Landlord given within sixty (60) days after Tenant receives such Annual Additional Rent Notice from Landlord, review Landlord’s records of each of Excess Taxes and Excess Expenses for the time period covered by such Annual Additional Rent Notice. Any such review and correction requested by Tenant must be completed and requested within one hundred twenty (120) days of Tenant’s receipt of the Annual Additional Rent Notice in question or Tenant’s right to object shall be deemed waived. If Tenant’s review of Landlord’s books and records discloses that Tenant’s Pro Rata Share of Excess Taxes and/or Excess Expenses paid by Tenant for the period under review exceeded the actual amount properly allocable to Tenant (an “Overpayment”), then, so long as Landlord agrees with such determination by Tenant, Landlord shall (i) promptly pay to Tenant an amount equal to the Overpayment, together with interest thereon at the Interest Rate from the date of determination until the date actually paid; and (ii) if the Overpayment is greater than five percent (5%) of the actual amount properly allocable to Tenant, promptly pay to Tenant an amount equal to the actual cost and expense of any such audit or examination to the extent incurred by Tenant for such review. In no event shall Tenant use an auditor who is compensated in any manner on a contingency or similar fee basis.

If Landlord and Tenant are unable to agree on the amount of the excess paid by Tenant within thirty (30) days after the one hundred twenty (120) day period referred to above, then Tenant shall have the right, within five (5) days after the expiration of such extended period to submit such dispute for resolution by binding arbitration with a mutually acceptable certified public accountant (a “CPA”) having not less than three (3) years experience with respect to the auditing and review of operating expense statements for Class B office buildings in the Fort Lauderdale Metropolitan Area. If Landlord and Tenant cannot agree on a CPA within fifteen (15) days of Landlord’s receipt of Tenant’s election to submit such dispute to arbitration, then within five (5) days thereafter, each shall select a CPA and within ten (10) days thereafter, the two appointed CPAs shall select a third CPA and the third CPA shall be the arbitrator to resolve such dispute.

2.3 Refunds; Adjustments.

(A) Refunds. If Landlord secures a refund of any Excess Taxes for which Tenant has paid Tenant’s Pro Rata Share, then Landlord shall pay to Tenant within sixty (60) days of receipt of such refund, Tenant’s Pro Rata Share of the amount of refund less all reasonable costs and expenses of securing the refund (including reasonable attorneys’ fees).

(B) Adjustments. If the average occupancy level was less than ninety-five percent (95%) of the total Rentable Square Feet of the Building during a calendar year, the actual Expenses for that calendar year shall be adjusted to equal Landlord’s reasonable estimate of Expenses had ninety-five percent (95%) of the total Rentable Square Feet of the Building been occupied.

2.4 Sales and Use Tax.

Tenant shall pay to Landlord, for remittance by Landlord to the appropriate taxing authority, any sales, use or other similar tax on the rent or other sums or charges payable to Landlord by Tenant under this Lease (including, without limitation, the so-called Florida Sales and Use Tax).

Section 3. Condition of Premises; Alterations.

3.1 Construction of Tenant Finish Improvements and Possession.

(A) Attached hereto as Exhibit E is an Agreement for Construction which is hereby incorporated into this Lease and shall be binding on the parties. Landlord will perform or cause to be performed the Work (defined in Exhibit E), subject to Tenant Delay (defined in Exhibit E) and as a result of Force Majeure (defined in Schedule 1.1), for which delays Landlord will not be liable to Tenant in any way. Except for the representations and warranties made by Landlord as specifically set forth in the Agreement for Construction (Exhibit E), Landlord is leasing the Premises in its “AS IS, WHERE IS, WITH ALL FAULTS” condition, without any representation or warranty. Landlord will tender the Premises to Tenant by providing not less than ten (10) days’ written notice of the day on which Landlord anticipates that the Work (defined in Exhibit E) will be completed, subject to the completion of the items on the Punch List (defined in Exhibit E). Upon delivery of possession of the entire Premises to Tenant, Landlord and Tenant shall execute the Commencement Certificate which, besides confirming the Rent Commencement Date and Expiration Date, will contain acknowledgments that Tenant has accepted the Premises and its condition, and that the Premises and the Building are satisfactory in all respects except for the completion of the items on the Punch list (defined in Exhibit E), which Landlord will promptly remedy within the time frame provided in the Agreement for Construction (Exhibit E). Tenant shall be deemed to have accepted the Premises and its condition if Tenant takes possession of the Premises, even though the Commencement Certificate may not have been executed. Tenant shall be obligated to accept possession of the Premises if Landlord has obtained a temporary certificate of occupancy or certificate of occupancy for the Premises and Landlord’s architect certifies to Tenant that the Work has been substantially completed in accordance with the Plans (defined in Exhibit E) subject to the completion of the items on the Punch List (defined in Exhibit E). In addition to completion of the items on the Punch List (defined in Exhibit E), for a period of one (1) year from the Completion Date (defined in Exhibit E) Landlord shall utilize commercially reasonable efforts to cause the general contractor and the subcontractors who performed the Work (defined in Exhibit E), to promptly repair any latent defects discovered with respect to the Work (defined in Exhibit E) and perform all warranty repairs under the contract document with respect to the Work (defined in Exhibit E).

(B) In the event Landlord tenders possession of a portion of the Premises to Tenant prior to the Completion Date in accordance with Section 2.1(B) or Section 2.1(H) same shall not trigger the Rent Commencement Date which shall only be established upon the Completion Date (defined in Exhibit E) for the entire Premises.

(C) In the event Landlord causes the Work (defined in Exhibit E) to be substantially completed with respect to a portion of the Premises only, as evidenced by the issuance of a temporary certificate of occupancy or a certificate of occupancy and tenders possession of that portion of the Premises to Tenant, subject to the completion of items on the Punch List (defined in Exhibit E) prior to the Completion Date, upon delivery of possession of such portion of the Premises to Tenant, Tenant will execute an acknowledgment that, as to that portion of the Premises so tendered to Tenant, that portion of the Premises and the Building are acceptable and that portion of the Premises so tendered and the Building are satisfactory in all respects except for the completion of items on the Punch List (defined in Exhibit E) which Landlord shall promptly complete within the time frame provided in the Agreement for Construction (Exhibit E). Tenant shall be deemed to have accepted such portion of the Premises if Tenant takes possession of same, even though Tenant does not execute the acknowledgement and the warranty period described in Section 3.1(A) shall commence with respect to such portion of the Premises on the date Landlord tenders possession of same to Tenant.

3.2 Alterations or Improvements.

(A) Permitted Alterations. Any and all improvements or alterations in, or additions, changes or installations to the Premises subsequent to the completion of the Work (an “Alteration”) performed by or on behalf of Tenant shall be governed by the terms of Section 3.2(A), (B) and (C). Tenant shall not permit any Alteration to be performed within or to the Premises without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed so long as: (1) no Event of Default exists hereunder, (2) the Alteration (i) does not impact the structural components of the Premises or any improvements located at the Project, including but not limited to the foundation, bearing walls, structural steel, footings, roofs or any other exterior component or portion of the Project or (ii) does not materially impact the air conditioning, ventilation, electrical, plumbing, utility or mechanical systems of any improvements located at the Project or (iii) does not impact any other tenant’s premises and are not visible from the outside of the Premises, (3) such Alterations are consistent with the quality and materials utilized in the initial build out of the Tenant space; and (4) the cost of any such Alterations does not exceed $25,000 in any one instance or more than $100,000 in the aggregate in any consecutive twelve (12) month period. Any Alteration not complying with the foregoing sentence shall not be performed without Landlord’s consent, which may be withheld in Landlord’s sole and absolute discretion unless such Alteration is required by Section 1.5(C) of this Lease. Tenant agrees to pay Landlord’s out-of-pocket costs for review of the plans and specifications for any Alteration and Landlord’s reasonable charge for supervision of any approved Alteration. Tenant shall pay the entire cost of any Alteration permitted hereunder and, if requested by Landlord, shall provide Landlord with evidence reasonably satisfactory to it of Tenant’s financial ability to pay the cost of such Alteration. Upon completion of any Alteration, Tenant shall promptly furnish Landlord with final sworn owner’s and contractors’ statements and full and final waivers of lien covering all labor and materials included in such Alteration.

(B) Procedures. Prior to commencing any Alteration, Tenant shall submit to Landlord detailed plans and specifications for Landlord’s review and approval. Landlord shall notify Tenant of its approval or disapproval of such plans and specifications and the work described therein within ten (10) business days of receipt thereof. If Landlord shall object, Landlord shall state in writing and in reasonable detail the basis for its objection. Tenant may revise its plans and specifications to incorporate such comments and, if Tenant does so, it may again request Landlord’s consent pursuant to the process described above. Neither approval of the plans and specifications nor supervision of any Alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of any Alteration with Governmental Regulations.

To the extent Tenant revises any plans and specifications after obtaining Landlord’s approval thereof, Tenant shall re-submit such plans and specifications to Landlord contemporaneously with such changes and Tenant shall obtain Landlord’s approval to such revision prior to commencing any work with respect to such revision. Notwithstanding the foregoing, Tenant shall not be required to re-submit revised plans and specifications to Landlord with respect to cosmetic changes.

(C) Performance. All Alterations shall be performed in a good and workmanlike and lien free manner, using materials consistent with the quality and materials utilized in connection with the Work (defined in Exhibit E) and in accordance with the plans and specifications submitted to and approved by Landlord as well as in accordance with all applicable Governmental Regulations. In addition, all Alterations shall be performed by contractors and subcontractors who possess the requisite experiences, personnel, financial strength and other resources necessary to perform and complete the proposed Alterations in a good and workmanlike lien free manner. Tenant shall provide to Landlord evidence reasonably satisfactory to Landlord that such contractors or subcontractors satisfy such requirements and possess the insurance required pursuant to Section 4. All contractors and subcontractors performing an Alteration shall work in harmony with Landlord’s and other tenant’s contractors and subcontractors. Tenant shall cause all Alterations to be performed in such manner so as not to (i) obstruct access to the premises of any other tenant in the Project or any part of the Common Areas or disrupt any building service or equipment or any other tenants’ equipment; or (ii) interfere with any work being performed by Landlord, other tenants, or their respective contractors and subcontractors.

Tenant shall, at its sole cost and expense, file all plans and specifications for all Alterations, as required by all Governmental Regulations. Prior to commencing any Alteration, Tenant shall have obtained and delivered to Landlord true and complete copies of all permits and other licenses and approvals required by applicable Governmental Regulations to commence and complete any Alteration. If Landlord, in its sole and absolute discretion, consents to an Alteration which may impact a building system or may impact the Project’s structure or roof, Tenant shall only perform such work by using those contractors and subcontractors satisfactory to Landlord. All Alterations shall be staged in areas reasonably acceptable to Landlord.

3.3 Removal by Tenant.

Any Alteration or other improvement made by Tenant in or upon the Premises (excepting only Tenant’s furniture, equipment and trade fixtures), whether temporary or permanent in character, shall become Landlord’s property upon its attachment to the Premises and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant unless otherwise agreed to by the parties; provided, however, that Landlord shall have the right, subject to the limitation set forth in the next grammatical sentence, to require Tenant to remove any Alteration and restore the Premises to the condition existing immediately prior to the Alteration, all at Tenant’s sole cost and expense. Landlord shall inform Tenant, at the time Landlord consents to any Alteration, of Landlord’s determination as to whether Tenant shall be required to remove such Alteration at the expiration or termination of this Lease.

3.4 Liens.

Tenant agrees to keep all of the portions of the Project free and clear of all liens arising out of, or claimed by reason of, any work performed, material furnished or obligations incurred by or at the insistence of Tenant, and to indemnify and save Landlord and its agents and employees harmless from all such liens or claims of lien and all attorneys’ fees or other costs and expenses incurred by reason thereof. Should Tenant within twenty (20) days after written notice from Landlord fail to: (i) fully discharge any lien or claim of lien, or (ii) insure or bond over such lien by title endorsement or bond satisfactory to Landlord and Landlord’s lender, if any (which endorsement or bond shall also cover costs of defense), Landlord may, at its option and without limitation of any of its other rights and remedies, pay the same or any part thereof, and the amount of such payment shall be due and owing to Landlord from Tenant with interest thereon at the Interest Rate from the date incurred until the date paid in full. Such amount shall be deemed to be Rent under this Lease as of the date of such payment by Landlord. No liens of any character whatsoever created or suffered by Tenant shall in any way, or to any extent, attach to or effect the rights of Landlord in the Premises, the Real Estate or the Project. The provisions of this Section 3.4 shall not apply with respect to liens associated with the Work (defined in Exhibit E) which shall be the sole obligation of Landlord.

3.5 Survival.

Tenant’s obligations in this Section 3 shall survive the expiration or termination of this Lease with respect to any claims brought by Landlord within five (5) years of such expiration or termination.

Section 4. Insurance.

4.1 Tenant’s Insurance.

Tenant shall, at its expense, keep in full force and effect the following insurance policies during the Lease Term and any extension thereof:

(1) “All risk” insurance, including fire and extended coverage, vandalism, malicious mischief, sprinkler leakage and water damage coverage and demolition and debris removal, insuring the full replacement cost of all Alterations or other improvements or additions to the Premises made at Tenant’s expense or direction, other than the Work, and all other property owned or used by Tenant and located in the Premises;

(2) Broad form commercial general liability insurance, contractual liability insurance with respect to obligations under this Lease and property damage insurance with respect to the Building, the Premises and surrounding areas, with commercially reasonable limits to be set by Tenant from time to time but in any event not less than $3,000,000.00 combined single limit for personal injury, sickness or death or for damage to or destruction of property for any one occurrence, $2,000,000 of which can be through umbrella or excess coverage; and

(3) During the performance of all Alterations, Tenant shall cause Tenant’s contractor performing such Alteration and any subcontractors to maintain comprehensive automobile insurance for all owned, hired, rented and non-owned vehicles; broad form general liability insurance, including contractual liability coverage, with the following endorsements, explosion, collapse and underground damage liability; completed operations and products liability and independent contractors protective liability; as well as workmen’s compensation insurance and employer’s liability insurance.

4.2 Form of Policy.

The deductibles under such policies shall not be greater than $25,000.00 per occurrence with respect to the commercial general liability insurance and $25,000,00 per occurrence with respect to the “all risk” insurance, without the prior approval of Landlord, in Landlord’s sole discretion. Notwithstanding the foregoing, no maximum deductible limits shall apply with respect to windstorm coverage or personal property coverage under the “all risk” insurance policy. All such policies shall be issued by financially sound insurers licensed to do business in the State of Florida having a company rating not less than “A-” as to management and Class IX as to financial strength in the latest version of Best’s Insurance Guide, published by A. M. Best & Company, Oldwick, New Jersey, and shall contain a waiver of any rights of subrogation thereunder. Notwithstanding the foregoing Best’s Insurance Guide rating requirement, Landlord hereby approves CNA as an acceptable insurance company. In addition, except for worker’s compensation insurance, the policies shall name Landlord, Landlord’s property manager and Interest Holder as additional insureds, shall require at least ten (10) days’ prior written notice to Landlord of termination or modification and shall be primary and not contributory. Tenant shall, at least ten (10) days prior to the Rent Commencement Date, and within thirty (30) days prior to the expiration of each such policy, deliver to Landlord certificates of insurance (in a form consistent with industry standards), or other equivalent documentation for review by Landlord evidencing the foregoing insurance or renewal thereof, as the case may be.

4.3 Failure to Carry.

Without limiting Landlord’s remedies set forth in Section 10 hereof, in the event that Tenant shall fail to carry and maintain the insurance coverages set forth in this Section 4, Landlord may, upon fifteen (15) days prior written notice to Tenant (unless such coverages will lapse within such time period and in which event no such notice shall be necessary) and Tenant’s failure to procure the same and deliver reasonably satisfactory evidence thereof to Landlord within said period, procure such policies of insurance and Tenant shall promptly reimburse Landlord the cost thereof with interest thereon at the Interest Rate from the date incurred until the date paid.

4.4 Landlord’s Insurance.

Landlord shall, during the Lease Term and any extension thereof, maintain an “all risk” hazard insurance policy for one hundred percent (100%) of the full replacement costs of the Project (exclusive of foundations and footings and exclusive of any portion of the Project leased to a party that is obligated, pursuant to its lease, to insure the full replacement cost of such portion of the Project), together with rent insurance in an amount equal to one (1) year’s rent from all tenants of the Project as well as broad form commercial general liability insurance, contractual liability insurance, property damage insurance with respect to the Project, with commercially reasonable limits to be set by Landlord from time to time, consistent with that maintained by landlord of comparable office buildings in the Ft. Lauderdale Metropolitan Area, but in any event not less than $5,000,000.00 combined single limit for personal injury, sickness or death or for damage to or destruction of property for any one occurrence. All such policies shall be issued by financially sound insurers licensed to do business in the State of Florida having a company rating not less than “A-” as to management and Class IX as to financial strength in the latest versions of Best’s Insurance Guide, published by A.M. Best & Company, Oldwick, New Jersey. The cost of all such insurance and such other insurance carried by Landlord with respect to the Project shall be deemed to be an Expense hereunder. Tenant and Guarantor will be named as an additional insured on the liability policy and all such insurance shall contain a waiver of any rights of subrogation thereunder and shall be primary and not contributory. Tenant shall reimburse Landlord an amount equal to any increase in Landlord’s insurance premiums resulting from Tenant’s specific use of the Premises or any act or omission of Tenant or the Tenant Parties (defined in Section 13.1 below), except that so long as Tenant’s use of the Premises complies with the Permitted use (defined in Section 1.51). Tenant shall not be liable for any increase in Landlord’s insurance premiums resulting from Tenant’s use of the Premises.

4.5 Priority of Insurance.

Landlord and Tenant, in the exercise of their commercial business judgment, acknowledge that the use of insurance is the best way to protect against the risk of loss to their respective properties and economic interests in the Project and the Premises. Accordingly, Landlord and Tenant agree that in the event of loss or damage to their respective properties or interests, such loss will be satisfied first by the insurance proceeds paid to the party suffering the loss, next by the additional insurance proceeds that would have been paid to the party suffering the loss had the insurance required hereunder been carried by such party, and finally, by the party causing fee loss or damage.

4.6 Waiver of Claims and Recovery Rights.

Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each, on behalf of themselves and their respective heirs, successor, legal representatives, assigns and insurers, hereby (i) waives any and all rights of recovery, claims, actions or causes of action against the other and their respective officers, directors, partners, shareholders, agents, servants, employees, guests, licensees or invitees for any property loss or damage that may occur to the Premises or other portion of the Project, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which is required to be insured against under the terms of the insurance policies referred to in this Section 4, regardless of cause or origin, including negligence of the other party hereto or its respective officers, directors, partners, shareholders, agents, servants, employees, guests, licensees or invitees, and (ii) covenants that no insurer under any property insurance maintained by Landlord or Tenant shall hold any right of subrogation against such other party. If the respective insurer of Landlord and Tenant does not permit such a waiver without an appropriate endorsement to such party’s insurance policy, then Landlord and Tenant each shall notify its insurer of the waiver set forth herein and to secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver.

Section 5. Repairs and Maintenance; Compliance; Services.

5.1 Tenant’s Maintenance Obligations.

Tenant shall maintain the interior of the Premises in a clean, sanitary and safe condition and, except as specifically provided in Section 5.2 below, Tenant shall make and pay for all maintenance, replacement and repair necessary to keep the interior of the Premises in a good state of repair consistent with a comparable office suite in the Fort Lauderdale Metropolitan Area, in compliance with all Governmental Regulations and in tenantable, safe condition. Such maintenance shall include the obligation to maintain, replace or repair, in the manner required herein, all interior doors, interior door frames, interior door checks and interior windows therein, and all equipment, facilities and fixtures exclusively serving the Premises (including hardware, electrical, plumbing and package air conditioning facilities but excluding Building systems which shall be the obligation of Landlord to maintain as provided in Section 5.2). Tenant shall, at its own expense, install and maintain fire extinguishers and other fire protection devices in the Premises as may be required from time to time by any agency having jurisdiction or the insurance underwriters insuring the Project in which the Premises are located. Tenant shall, at its own cost and expense, utilize commercially reasonable efforts to ensure that the Premises are maintained in compliance with Title III of the Americans with Disabilities Act of 1990 (“ADA”) and any similar state or local laws, rules or ordinances throughout the Lease Term and any renewals. Required Tenant repairs and maintenance not made within 20 days after demand by Landlord may be made by Landlord, at its option, and Tenant shall reimburse Landlord for the cost of the repairs within 30 days from receipt of invoice, as Additional Rent. Notwithstanding anything to the contrary contained in this Lease, including Section 24, Landlord shall have no approval rights with respect to the contractors employed by Tenant to perform Tenant’s maintenance obligation under this Section 5.1; however, all such contractors must be properly licensed and insured as required by this Lease.

5.2 Landlord’s Maintenance Obligations.

Landlord shall use commercially reasonable efforts to maintain the Project, including the Common Areas, in a manner consistent with a comparable office building in the Fort Lauderdale Metropolitan Area and promptly complete all required maintenance and repairs. Such maintenance shall include (i) all maintenance, replacement and repair to the roof, floor, slab, outer walls, outer windows, foundations, structural portion of the Project in which the Premises are located (other than interior doors, interior door frames, interior door checks and interior windows in the Premises) and electrical, plumbing, ventilating and air conditioning systems of the Building (defined in Section 1.1) servicing the Premises which shall be necessary to maintain the Project and the Premises in a safe, dry and tenantable condition and in good order and repair in a manner consistent with a comparable office building in the Fort Lauderdale Metropolitan Area, including without limitation the Building fire sprinkler and fire safety system and Building HVAC system; and (ii) all maintenance, replacement and repair (including sweeping and striping of parking areas) necessary to maintain all driveways, sidewalks, street loading and parking areas serving the Project and all Common Areas free of all settling, clear of standing water and in a sightly and serviceable condition. Landlord shall use commercially reasonable efforts consistent with those of an experienced building operator to ensure that the Building and Common Areas are in compliance with the ADA and any similar state or local laws, rules or ordinances and also ensure that the Building and Common Areas remain in compliance during the Lease Term. Tenant shall pay Landlord its Pro Rata Share of Landlord’s cost of complying with Landlord’s maintenance, replacement and repair obligations contained in this Section 5.2, all in accordance with and as limited by the provisions of Section 2.2(B)(3) hereof.

5.3 Project Services. Landlord shall furnish the following services:

(A) Cooling. During normal business hours, 7:00 a.m. - 7:00 p.m. Monday through Friday and 7:00 a.m. - 2:00 p.m. Saturday, holidays excluded: (“Business Hours”), Landlord shall furnish air conditioning to provide a comfortable temperature, consistent with that provided in comparable office buildings in the Ft. Lauderdale Metropolitan Area, for office business operations, assuming an office density not greater than seven (7) persons per one thousand Rentable Square Feet. If Tenant installs equipment, makes Alterations or otherwise utilizes the Premises in a manner which adversely affects the temperature maintained by the air conditioning system, Landlord may, upon Tenant’s request, install supplementary air conditioning units in the Premises and Tenant shall pay to Landlord upon demand, as Additional Rent, the cost of such installation, operation and maintenance of such supplementary units. To the extent Tenant conducts business at the Premises outside Business Hours, Tenant shall pay any additional costs incurred by Landlord in connection with Tenant’s opening of the Premises for business during such additional hours. Such additional cost may include, but not be limited to, any additional amounts of security, janitorial and other cleaning, trash removal and ventilating and air conditioning costs. Landlord’s current charges for providing air conditioning to the Premises after Business Hours is Thirty and No/100 Dollars ($30.00) per hour, which amount is subject to adjustment from time to time by Landlord to reflect Landlord’s commercially reasonable estimate of the actual costs of operation, including but not limited to costs of utilities, labor, maintenance, equipment and depreciation. Tenant shall notify Landlord of its need for such services after Business Hours by noon on the day such services are required.

(B) Elevators. Landlord shall provide and maintain passenger elevator service to Tenant in common with Landlord and other tenants of the Project. After Business Hours Landlord may reduce the number of passenger elevators servicing the Building, but in no event shall Tenant be denied access to the Premises. Tenant shall cause deliveries of furniture, equipment or other heavy or bulky items to be made only at such time that has been previously scheduled with, and only in the manner previously approved by Landlord. Tenant may request additional elevator service provided such service shall be at Tenant’s sole cost and expense.

(C) Janitorial Service. Landlord shall furnish janitorial services substantially as set forth in Exhibit F. If Tenant desires supplementary janitorial service, it shall not hire any contractors without Landlord’s consent. Landlord shall, however, request the contractor providing janitorial services to the Building to provide additional services to Tenant and if the contractor so consents, such additional services shall be at Tenant’s cost and expense and responsibility. Landlord shall cause the janitorial services to be provided after 5:30 p.m. and to be performed in a commercially reasonable manner so as to minimize interference with Tenant.

(D) Water. Landlord shall furnish cold water for drinking and toilet purposes, cold water for lavatory purposes and cold and hot water for the break room and the lunch room. Landlord shall also provide hot water at one sink in each bathroom on the 7th Floor of the Building and at one sink in each bathroom on the 8th floor of the Building. To the extent Tenant needs water for any other purposes and such purpose is approved by Landlord, Tenant shall pay, as Additional Rent, the cost for such water at rates fixed by Landlord. Tenant shall not permit water to be wasted.

(E) Electricity. Electricity for outlets and overhead lights used in the Premises shall be supplied for the purposes of lighting and general office equipment use in amounts consistent with Building standard electrical capacities, not to exceed three (3) watts per Rentable Square Foot of the Premises, and the cost thereof shall be included in Expenses. Tenant acknowledges that Tenant’s intended use of the Premises excludes material use of the Premises beyond Business Hours. Material use shall be deemed to mean the operation of an additional “shift”, either full or part time, or use of the Premises after Business Hours in any way that may preclude or interfere with the providing of janitorial services to the Premises. In the event Tenant’s use of the Premises requires more electrical power than set forth above, whether by intensity of use, load or type of equipment, Tenant may then be billed for such additional use and such billings will be billed to Tenant as Additional Rent. Landlord will utilize Landlord’s customary method of billing Tenant for excess electrical power consumption. At Landlord’s option, Landlord, at Tenant’s expense, may have an engineer estimate Tenant’s usage, and bill Tenant at standard utility rates for the excess usage or install a submeter for the purposes of monitoring Tenant’s excess power consumption. Landlord and Tenant agree that Landlord’s implementation of the electrical monitoring and billing procedures set forth herein shall in no way be construed so as to deem Landlord a private or public utility company. Landlord shall maintain the light fixtures and install lamps, bulbs, ballasts and starters in the Premises at Tenant’s expense based upon Landlord’s actual cost for providing such maintenance, without markup.

If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the approval of the Landlord, which approval shall not be unreasonably withheld and then only under direction of Landlord and at Tenant’s expense. Except as shown on the Space Plan and the Finish Plan (defined in Exhibit E) Tenant shall not install in the Premises any equipment which requires a substantial amount of electrical current without the advance written consent of the Landlord, and the Tenant shall ascertain from the

Landlord the maximum amount of load or demand for use of electrical current which can safely be permitted in the Premises, taking into account the capacity of the electric wiring in the Building and the needs of other tenants of the Building, and shall not in any event connect a greater load then such safe capacity. The Tenant shall not tamper with any other Building utility systems without authorization from the Landlord. The running of cable or pipe between suites also requires Landlord authorization and will occur at the Tenant’s expense if approved.

(F) Separate Services. If Landlord is not required to provide certain services to all tenants of the Project, but provide such services to Tenant, or to Tenant and some, but not all, tenants of the Project, then the cost of such services shall be apportioned among the tenants provided with services and Tenant’s Pro Rata Share for such services shall be recomputed by the ratio that the Rentable Square Feet of the Premises bears to the Rentable Square Feet of the total premises of tenants provided with such services. If Tenant is the sole party to whom Landlord provides the service, Tenant shall pay to Landlord the entire cost of such service.

5.4 Telephone Service.

Tenant shall arrange for telephone service in the Premises directly with the telephone service provider it selects. Tenant shall pay directly to such provider, as and when due, the costs related to such installation and service. Notwithstanding anything to the contrary contained in this Lease, including Section 24, Landlord shall not have approval with respect to Tenant’s telephone service provider or with respect to the contractors who install and maintain the telephone system; however, all such service providers and contractors must comply with the rules and Regulations of the Building, be licensed and insured as required by this Lease and Landlord must be given advance notice to enable Landlord to provide access to the Building telephone closets. The installation and maintenance of the telephone system, including modifications of the telephone system shall not be deemed an Alteration (defined in Section 3.2(A)).

5.5 Interruption of Services.

Except as provided in the immediately succeeding sentence, no interruption of services caused by repairs, replacements or alterations to the service system, or by any other cause, shall be deemed an eviction or disturbance of Tenant’s possession of any part of the Premises or render Landlord liable to Tenant for damages, or otherwise affect the rights and obligations of Landlord or Tenant under this Lease. However, if (i) Landlord ceases to furnish any service in the Building as a result of a condition which affects only the Building (that is, which does not affect office buildings in general in the vicinity of the Building) and (ii) Tenant notifies Landlord of such cessation and (iii) such cessation is not caused by Force Majeure (as defined in Schedule 1.1) and (iv) such cessation has not arisen as a result of an act or omission of Tenant or the Tenant Parties and (v) as a result of such cessation, the Premises (or a material portion thereof) is rendered untenantable and Tenant in fact ceases to use such space in the manner used prior to such cessation, then, as Tenant’s exclusive remedy for such cessation, on the fourth (4th) consecutive day after all of the foregoing conditions have been met, the Base Rent payable hereunder shall be equitably abated based on the percentage of the Premises so rendered untenantable and in fact not used by Tenant. Such abatement shall begin retroactively from the date of such cessation and continue until the date the Premises become tenantable again by the removal of such cessation of services. Landlord shall provide Tenant with notice of all planned outages of services and utilize commercially reasonable efforts to schedule all planned outages during other than during Business Hours.

Section 6. Damage to Building and Premises.

6.1 Restoration.

If at any time during the term of this Lease, including any extension or renewal thereof, the Building is damaged by fire or other casualty, then, unless this Lease is terminated by Landlord as hereinafter provided, Landlord shall be obligated to promptly commence, and thereafter prosecute with due diligence, the reconstruction, restoration and repair of the Building and the Premises to a condition substantially equivalent to that existing immediately prior to the casualty. If the damage renders the Premises inaccessible or untenantable in whole or m part, the Rent provided for herein shall abate thereafter as to the portion of the Premises so affected until such time as same is accessible and restored to a tenantable condition, as reasonably determined by Landlord, based upon comparable buildings in the Ft. Lauderdale Metropolitan Area.

6.2 Termination.

If (i) the Building is damaged to an extent that Landlord’s good faith estimate of the cost of reconstruction, restoration and repair thereof exceeds sixty percent (60%) of the replacement cost of the Building, (ii) the reconstruction, restoration and repair of the Premises or the Building cannot with reasonable diligence be completed within one hundred eighty (180) days after the casualty, or (iii) the casualty occurs during the last twelve (12) calendar months of the term of this Lease, then in any such event Landlord shall have the right, exercisable by written notice given to Tenant at any time within thirty (30) days after the occurrence of the casualty, to elect not to reconstruct, restore or repair the Premises, and in such event this Lease shall be terminated in all respects effective as of the date of the casualty, all Rent shall be prorated to the date of the casualty, and the parties hereto shall be released from any obligations thereafter accruing under this Lease (except as otherwise provided herein).

6.3 Insurance Proceeds.

Notwithstanding anything contained in this Section 6, in no event shall Landlord be required to expend more to reconstruct, restore or repair the Building than the amount actually received by Landlord from the proceeds of the property insurance carried by Landlord.

Section 7. Eminent Domain.

7.1 Total Taking.

In the event of a taking or damage related to the exercise of the power or eminent domain, by any agency, authority, public utility, person, corporation or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (a “Taking”) of (i) the entire Premises, (ii) so much of the Premises as to prevent or substantially impair its use by Tenant during the term of this Lease, or (iii) portions of the Building or Project required for reasonable access to, or reasonable use of, the Premises (a “Total Taking”), the rights and obligations of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in he condemnor (“Date of Taking”).

7.2 Partial Taking.

In the event of a Taking of only a part of the Premises or of a part of the Project which does not constitute a Total Taking during the term of this Lease (a “Partial Taking”), the rights and obligations of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and an adjustment to the Rent shall be made based upon the reduced area of the Premises.

In the event of a Taking of a material portion of the Building (other than the Premises) such that, in Landlord’s reasonable opinion, the Building’s continued operation is not practically or economically feasible, Landlord may terminate this Lease by giving notice to Tenant within ninety (90) days after the date notice of such Taking is received by Landlord.

If this Lease is terminated pursuant to this Section 7.1, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.

If this Lease is not terminated as provided for in this Section 7.1, Landlord at its expense shall promptly repair and restore the Building, Project and/or the Premises to substantially the same condition that existed immediately prior to the Date of Taking, wear and tear only excepted (and Landlord shall have no obligation to repair or restore Tenant’s improvements to the Premises or Tenant’s property), except for the part taken, so as to render the Building or Project as complete an architectural unit as practical, but only to the extent of the condemnation award received by Landlord for the damage.

7.3 Award.

Landlord reserves all rights to damages and awards paid because of any Partial or Total Taking of the Premises or the Project. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding the above, Tenant may pursue a separate claim against the condemning authority for the value of Tenant’s moving expenses, business dislocation damages, Tenant’s property and Trade Fixtures and any other award that would not reduce the award payable to Landlord.

7.4 Notice of Proceeding.

Landlord agrees to promptly provide Tenant with copies of all notices received from any agency, authority, public utility, person, corporation or entity empowered to condemn property with respect to any proposed Taking (defined in Section 7.1) of all or any portion of the Premises or the Building.

Section 8. Assignment and Subletting.

8.1 Assignment and Subletting.

(A) Permitted Without Consent. Tenant shall have the right to assign its interest in this Lease or sublet all or a portion of the Premises without obtaining Landlord’s consent or approval if (i) such assignment is done in connection with a merger, reorganization, consolidation or other similar transaction involving substantially all of the assets of Tenant or (ii) such assignment or sublease is to anyone that is and remains an Affiliate (defined below) throughout the Lease Term (a “Permitted Transfer”). Although Landlord’s consent to the foregoing is not required, such assignment or sublease shall not be permitted unless (i) Tenant provides Landlord with written notice of such event, together with true and complete copies of the documents evidencing such assignment or sublease (including the assignment and sublease documents) not less than ten (10) days prior to the effectiveness of such assignment or sublease and (ii) such assignment or sublease complies with the provisions of Section 8.1(B)(1), (3), (5) and (6) hereof and (iii) any such sublease also complies with the provisions of Section 8.1(B) (2) hereof. For purposes hereof, an “Affiliate” of any entity shall mean any other entity, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person or entity and “control” shall mean the direct or indirect power to direct the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

(B) Permitted with Consent. If the provisions of Section 8.1(A) are not applicable, Tenant shall have the right to assign its rights hereunder or sublease all or a part of the Premises with the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall, by notice in writing, advise Landlord of its desire to, on and after a stated date (which shall not be less than thirty (30) days after the date of Tenant’s notice), assign this Lease or sublet any part or all of the Premises for the balance or any part of the Lease Term. Tenant’s notice (“Transfer Notice”) shall request Landlord’s consent to such transaction and shall include the name and address of the proposed assignee or subtenant, a true and complete copy of the proposed assignment or sublease and sufficient information as Landlord deems necessary to permit Landlord to determine the appropriateness of the assignee or subtenant pursuant to the provisions of this Section 8.1(B). Landlord shall not be deemed to have unreasonably withheld its consent to an assignment or sublease if Landlord’s consent is withheld because: (1) an Event of Default then exists hereunder; (2) the proposed use of the Premises, or the portion of the Premises which Tenant proposes to sublease (or the means of ingress thereto and egress therefrom or the remaining portion of the Premises) or any combination of the above, will violate Governmental Regulations, the provisions of Section 1.5 or the terms of any instrument affecting the Real Estate; (3) in the reasonable judgment of Landlord, acting in a commercially reasonable manner, the proposed subtenant or assignee has a reputation, or is engaged in a business, that would be deleterious to the reputation of the Project or Landlord, acting in a commercially reasonable manner, determines is not sufficiently financially responsible to perform it obligations under the proposed sublease or assignment; (4) the proposed subtenant or assignee is an entity who’s density of people per Rentable Square Feet would exceed seven (7) persons per one thousand Rentable Square Feet; (5) the proposed subtenant or assignee is a governmental agency or an entity with diplomatic immunity; or (6) the proposed assignment or sublease would result in a prohibited transaction under ERISA (defined in Section 23 below).

8.2 Tenant to Remain Obligated.

Neither consent by Landlord to any Transfer (defined in Section 8.6 below) nor the occurrence of a Transfer that does not require Landlord’s consent, shall operate to relieve Tenant from any covenant, liability or obligation hereunder (whether past, present or future), including, without limitation, the obligation to pay Rent or be deemed to be a consent to any subsequent Transfer. Tenant shall remain liable under this Lease as a principal and not as a surety. Tenant shall pay all of Landlord’s costs, charges and expenses, including without limitation, reasonable attorney’s fees, incurred in connection with any Transfer requested or made by Tenant Notwithstanding the foregoing, Landlord may, in its sole discretion, elect to release Tenant from liability under this Lease after any Transfer (defined in Section 8.6 below).

8.3 Assignee to Assume Obligations.

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder from and after the date of assignment and agree to comply with and be bound by all of the terms, provisions and conditions of this Lease. Such assumption shall be evidenced in a written instrument reasonably satisfactory to Landlord, the execution form of which shall be furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than fifteen (15) days prior to the effective date of such sublease and in form satisfactory to Landlord, the written agreement of such subtenant that it shall comply with and be bound by all of the terms, provisions and conditions of this Lease and that it will attorn to Landlord, at Landlord’s option and written request, in the event this Lease terminates before the expiration of the sublease.

8.4 Change of Control.

A change in control (“Change in Control”) shall mean a change in the majority controlling interest of Tenant (“majority” as used herein shall mean greater than 50%) as a result of a redemption, issuance, sale, transfer or gift of Tenant’s securities. An initial public offering shall not be deemed a Change in Control or a Transfer. Any Change in Control shall not be deemed a Transfer provided that the resulting entity has an equal or greater financial ability to meet the obligations of Tenant under this Lease than Tenant as evidenced by a balance sheet and income statement certified by the chief financial officer of the resulting entity as of the transaction date or as close to the transaction date as possible on a pro forma basis, provided Tenant complies with the provisions of Section 8.1B(1), (3), (5) and (6). Tenant shall advise Landlord, to the extent practicable and only when known to Tenant, in writing no less than thirty (30) days in advance of a Change in Control. In the event that Tenant learns of a Change in Control such that it cannot provide Landlord with thirty (30) days advance written notice of the same, Tenant agrees to notify Landlord of the Change in Control as soon as reasonably possible. Landlord agrees to keep strictly confidential and not to disclose to third parties except to its accountants and attorneys, who shall also maintain the information as strictly confidential, any information relating to a Change in Control of Tenant as described herein.

8.5 Event of Default.

Any Transfer without Landlord’s prior written consent shall be of no effect and shall, at the option of Landlord, constitute an Event of Default under this Lease without any further notice or cure period.

8.6 Transfers.

Except as specifically set forth above in this Section 8, Tenant shall not, without the prior written consent of Landlord in each instance, which consent may be withheld by Landlord in its reasonable discretion: (1) assign, transfer, mortgage, pledge, hypothecate or encumber or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it; (2) allow to exist or occur any transfer of or lien upon this Lease or Tenant’s interest herein by operation of law or otherwise or (3) sublet all or any portion of the Premises (individually or collectively, all of such items in clauses (1) through (3), are referred to as a “Transfer”). So long as the Tenant is the initially named Tenant, or the Tenant pursuant to a Permitted Transfer, then, in connection with any third party financing of all or substantially all of Tenant’s business (and not separate or “one off” financing of the Premises) in which Tenant is collaterally assigning to such lender as security for the performance of Tenant’s obligations under such financing, all of its fee title to or leasehold interest in its other offices, Tenant may also collaterally assign its rights under this Lease to such, lender provided: (i) no Lender shall, unless consented to by Landlord in its discretion, being entitled to notice from Landlord under this Lease (including any notice of a default by Tenant) nor any cure or grace periods which are in excess of any cure or grace periods provided to Tenant under this Lease, (ii) no Lender shall have any assignment or subleasing rights in excess of those granted to Tenant under this Lease and (iii) any such assignment must be a collateral assignment, in form and substance reasonably acceptable to Landlord.

8.7 Transfer Premium.

Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as additional item of Rent, fifty percent (50%) of all amounts received by Tenant from such assignee or subtenant in excess of the payments by Tenant to Landlord under this Lease (the “Transfer Premium”) which shall include all Base Rent, additional rent or other consideration of any type whatsoever payable by Tenant under this Lease, minus any market leasing commissions, legal fees and other costs actually paid by Tenant in connection with the assignment or sublease.

Section 9. Signage.

9.1 Building Signage.

Landlord shall install a building directory on which Tenant’s name and suite numbers will be identified. The location of such directory shall be determined by Landlord. Landlord shall provide tenant identification on Tenant’s main interior ingress and egress door to the Common Areas, either on such door or immediately adjacent thereto, the size, style, color and detail, being consistent with other tenants of the Building. Except as specifically provided above, Tenant shall not install or affix any sign, plague, picture, advertisement, name, notice, lettering or direction on any part of the Project or on any part of the inside of the Premises which can be seen from outside of the Premises, without in each instance first obtaining the prior written consent of the Landlord.

9.2 Monument Sign.

Provided (i) no Event of Default shall exist and no event shall exist which, by giving notice or the passage of time, or both, would mature into an Event of Default, and (ii) Tenant maintains occupancy of at least a full floor in the Building, Tenant shall have the right to install its name on the Building monument sign, to the extent permitted under applicable law. Tenant’s letters on the monument sign shall conform to the Landlord’s signage criteria and the installation shall be subject to all applicable zoning and other governmental regulations. Tenant acknowledges that Landlord’s signage criteria includes, without limitation, that the requirement that only block lettering not larger than six inches in height using an albertus font be used and that the letters be in brushed aluminum to match the existing lettering. The cost to design, install, maintain and remove such monument signage shall be at Tenant’s sole cost and expense. Landlord has approved Tenant’s proposed monument signage shown in Exhibit H attached hereto.

Section 10. Defaults and Remedies.

10.1 Events of Default.

Each of the following shall constitute an event of default (an “Event of Default”) hereunder:

(A) Rent. If Tenant fails to pay Rent on the date due and such failure continues for a period often (10) days after written notice of such failure; or

(B) Insurance. If Tenant fails to maintain the insurance required to be maintained by Tenant hereunder and fails to correct such failure to maintain for a period of seven (7) days after written notice of such failure, provided that if such failure to maintain insurance cannot reasonably be remedied by Tenant within the seven (7) day period because Tenant’s insurance company is no longer doing business in Florida, Tenant shall have such additional time as is reasonably required provided Tenant is using diligent efforts to promptly obtain such insurance; or

(C) Bankruptcy. One of the following credit defaults occurs:

(1) Tenant or any guarantor of this Lease commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for Tenant or any guarantor of this Lease or for any substantial part of its respective property, or any such proceeding is commenced against Tenant or any guarantor of this Lease and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Tenant or any guarantor of this Lease which is not fully stayed within thirty (30) days after entry; or .

(2) Tenant or any guarantor of this Lease becomes insolvent or bankrupt, does not generally pay its respective debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; or

(3) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest or other property or assets located at Premises which is not released within ten (10) days of issuance which adversely affects the ability of Tenant to pay Rent (defined in Section 2.1(C)) or any third party obtains a levy or attachment under process of law against any property or assets of Guarantor (defined in Section 29) seeking to enforce a claim against Guarantor which claim adversely affects the ability of the Guarantor to satisfy its obligations under the Guaranty and which is not released within ten (10) days of issuance; or

(D) Other Defaults. If Tenant shall be in default under any other provision of this Lease (other than those specified above) and shall remain so for a period of thirty (30) days after Landlord has provided written notice to Tenant of such default, provided that if any such default cannot reasonably be remedied by Tenant within thirty (30) days after written notice of default, then Tenant shall have such additional time as shall be reasonably necessary to remedy such default (but in no event longer than ninety (90) days), provided that during such time Tenant is continuously and diligently pursuing the remedy necessary to cure such default.

10.2 Landlord’s Remedies.

Upon the occurrence of an Event of Default, Landlord may:

(A) Termination of Lease. Terminate this Lease and Tenant shall pay to Landlord, upon demand, an accelerated lump sum amount equal to (i) the aggregate amount of Rent owing from the date of such termination through the Expiration Date of the Lease Term, and (ii) Landlord’s commercially reasonable estimate of the aggregate expenses of reletting the Premises (which expenses shall include, without limitation, brokerage fees, leasing commissions and tenant concessions incurred or estimated to be incurred by Landlord and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs (collectively, “Reletting Costs”), less (iii) Landlord’s commercially reasonable estimate of the fair rental value of the Premises for the same period (after giving effect to the time needed to relet the Premises) with (i) (ii) and (iii) discounted to present value at the rate at which U.S. Treasuries are then yielding for a term closest to the Expiration Date of the Lease Term; or

(B) Termination of Possession. Terminate Tenant’s right of possession of the Premises without termination of this Lease, re-enter the Premises by summary proceedings or otherwise, expel Tenant and remove all property therefrom, using the level of effort mandated by the laws of the State of where the Premises are located to relet the Premises at market rent and receive the rent therefrom; provided, however, Tenant shall not be entitled to receive any such rent and shall remain liable for the equivalent of the amount of all Rent reserved herein less the avails of reletting, if any, after deducting therefrom the Reletting Costs. Any and all monthly deficiencies so payable by Tenant pursuant to this clause shall be paid monthly on the date herein provided for the payment of Base Rent and Additional Rent; and/or

(C) Application of Amounts Owed to Tenant. Apply against any amounts owed by Landlord to Tenant, any amounts then due and payable by Tenant to Landlord; and/or

(D) Right to Cure. Landlord may at its option, but shall not in any event be obligated, perform any obligation of Tenant under this Lease and, if Landlord so elects, all costs and expenses incurred by Landlord in performing such obligations, together with interest thereon at the Interest Rate from the date incurred until paid in full, shall be reimbursed by Tenant to Landlord on demand and shall be considered Rent for purposes of this Lease.

10.3 Remedies Cumulative.

Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. To the extent allowed by applicable law, the exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

10.4 Landlord’s Defaults and Tenant’s Remedies.

Landlord shall not be in default hereunder unless Landlord fails to observe or perform any covenant, agreement or obligation to be performed by Landlord under this Lease, and such failure continues (subject to the next sentence) for thirty (30) days after written notice thereof by Tenant to Landlord. During such time period Landlord shall diligently pursue the remedy necessary to cure such default. If any default by Landlord cannot reasonably be remedied within thirty (30) days after Landlord has received written notice of such default from Tenant, then Landlord shall have such additional time as shall be reasonably necessary to remedy such default (not in excess of ninety (90) days), provided that during such time Landlord is continuously and diligently pursuing the remedy necessary to cure such default, before Tenant may exercise its rights hereunder. Subject to the terms of Section 12.5, in the event Landlord fails to cure a default as provided above, Tenant shall have the right (so long as no Event of Default exists with respect to Tenant) to exercise such rights and remedies to which it may be entitled at law or in equity upon such default of Landlord; provided, however, that in no event shall Tenant have the right seek consequential damages.

Section 11. Covenant of Title and Quiet Enjoyment

Landlord covenants that it has fee simple title to the Real Estate and that it has full right and power to execute this Lease (with any consents, if necessary, having been obtained) and to grant the estate demised herein and that Tenant, on payment of the Rent and performance of the covenants and agreements set forth herein, shall peaceably and quietly have, hold and enjoy the Premises and all rights, easements, appurtenances and privileges belonging or in anyway appertaining thereto during the Lease Term without molestation or hindrance of any person claiming through Landlord.

Section 12. Subordination.

12.1 Subordination.

Tenant covenants and agrees with Landlord that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Project or any interest of Landlord therein, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative, and no further instrument of subordination need be required by any owner or holder of any such ground lease, mortgage, deed of trust or security agreement. In confirmation of such subordination, however, at Landlord’s written request, Tenant shall execute any appropriate certificate or instrument that Landlord may request within ten (10) days after being requested by Landlord to do so. In the event of the enforcement by the ground lessor, the mortgagee, the trustee, the beneficiary or the secured party (any such party being herein referred to as “Interest Holder”) under any such ground lease, mortgage, deed of trust or security agreement (such documents being referred to herein as “Mortgage Documents”) of the remedies provided for by law or by such ground lease, mortgage, deed of trust or security agreement, Tenant, upon written request of the Interest Holder or any person or party succeeding to the interest of Landlord as a result of such enforcement, will attorn to and automatically become the tenant of such Interest Holder or successor in interest without any change in the terms or other provisions of this Lease; provided, however, that such Interest Holder or successor in interest shall not be bound by (i) any payment of Rent for more than one month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, or (ii) any amendment or modification of this Lease made without the written consent of such Interest Holder or such successor in interest after the Interest Holder obtains an interest in the Project. Upon request by such Interest Holder or successor in interest, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments confirming and evidencing the attornment herein set forth.

12.2 Non-Disturbance Agreement.

Tenant acknowledges that the Project is currently not subject to any Mortgage Documents. If in the future Landlord executes any Mortgage Documents with respect to the Project, Landlord agrees to use commercially reasonable efforts to obtain from the Interest Holder a non-disturbance agreement with Tenant, in a form satisfactory to the Interest Holder stating that Tenant’s right to the continued use, and possession of the Premises shall be under the same terms and conditions as set forth in this Lease provided that at such time no Event of Default shall have occurred and be continuing.

12.3 Subordination of Mortgage Documents.

Notwithstanding anything to the contrary set forth in Section 12, above, any Interest Holder may at any time subordinate its lien to this Lease in whole or in part, without any need to obtain Tenant’s consent, and without regard to their respective dates of execution, delivery or recordation. In that event, to the extent set forth in such document, the Interest Holder shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof recorded, prior to the execution, delivery and recordation of the mortgage or deed of trust. In confirmation of such subordination, however, Tenant shall execute any appropriate certificate or instrument that Landlord or the Interest Holder may request within ten (10) days after being requested to do so.

12.4 Security Deposit.

Interest Holder or purchaser shall be responsibile for the return of any security deposit and rent voluntarily paid in advance by Tenant only to the extent the security deposit or rent is received by such Interest Holder or purchaser. Landlord shall remain liable to Tenant for the return of the security deposit to the extent Landlord does not deliver same to such Interest Holder or purchaser.

12.5 Notice and Right to Care.

Tenant shall send by registered or certified mail to any Interest Holder that shall have notified Tenant in writing that it is the holder of such interest in or lien upon the Premises, a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but Interest Holder begins to cure within twenty (20) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

Section 13. Indemnification From Third Party Claims.

13.1 Tenant’s Indemnity.

Tenant shall indemnify and save Landlord, Landlord’s mortgagee, deed of trust trustee and beneficiary and Landlord’s ground lessor, if any, and Landlord’s agents, contractors, subcontractors, employees, successors and assigns harmless from and against all penalties, claims, costs, demands, damages, losses, expenses (including reasonable attorneys’ fees), suits or liabilities of whatsoever nature (collectively, “Claims”) brought by third parties and that arise from Tenant’s or its subtenant’s, assignee’s, agent’s, licensee’s, contractor’s, subcontractor’s, concessionaire’s or employee’s (herein, Tenant and such other parties are collectively referred to as the “Tenant Parties”) use and occupancy of the Premises and the Project or from any other activity, work or thing done, permitted or suffered by Tenant or the Tenant Parties in or about the Premises and the Project. If any such proceeding is filed by a third party against Landlord or any such indemnified party, Tenant agrees to defend Landlord or such party in such proceeding at Tenant’s sole cost, if requested by Landlord, by legal counsel reasonably satisfactory to Landlord and such indemnified party, if requested by Landlord. In no event shall Tenant be obligated to indemnify Landlord or any of the other parties identified above for any willful or grossly negligent act or omission of Landlord or such other party.

13.2 Landlord’s Indemnity.

Landlord shall indemnify and save Tenant, and its successors and assigns and the Tenant Parties harmless from and against all Claims brought by third parties and that arise from Landlord’s or its agent’s, licensee’s, contractor’s, subcontractor’s, concessionaire’s or employee’s (herein, Landlord and such other parties are collective referred to as the “Landlord Parties”) use, maintenance and occupancy of the Premises and the Project or from any other activity, work, or thing done, permitted or suffered by landlord or Landlord Parties in or about the Premises and the Project. If any such proceeding is filed by a third party against Tenant or any such indemnified party, Landlord agrees to defend Tenant or such party in such proceeding at Landlord’s sole cost by legal counsel reasonably satisfactory to Tenant and such indemnified party, if requested by Tenant. In no event shall Landlord be obligated to indemnify Tenant or any of the other parties identified above for any willful or grossly negligent act or omission of Tenant or such other party.

13.3 Survival.

The provisions of this Section 13 shall survive the expiration or termination of this Lease with respect to any Claims asserted against Landlord or Tenant within any applicable statute of limitations.

Section 14. Surrender.

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises to Landlord broom clean and otherwise in the condition in which the Premises are required to be maintained by the terms of this Lease, reasonable wear and tear and damage by casualty which Tenant is not obligated to restore excepted. Tenant shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of Rent and shall inform Landlord of the combinations to all locks, safes and vaults in the Premises. Tenant shall, at its expense, remove from the Premises on or prior to expiration or earlier termination of this Lease (i) all furnishings, fixtures and equipment situated thereon, (ii) those Alterations and Work that Landlord requires Tenant to remove pursuant to Section 3.3 hereof and (iii) those items of personalty that Tenant brings into the Premises, however, Tenant shall not remove any of any conduits, fixtures and equipment providing water, plumbing, electrical, heating, ventilation, air conditioning, lighting, life safety, sprinkler and sewer service to the Premises, regardless of whether the same were installed by or on behalf of Tenant or Landlord, all of which shall become the property of Landlord upon the expiration or earlier termination of this Lease and shall be conclusively presumed to have been conveyed to Landlord under this Lease via a bill of sale without further payment or credit by Landlord to Tenant. In addition, Tenant shall, at its expense, on or prior to such expiration or earlier termination of this Lease, repair any damage caused by such removal. Any property not so removed that Landlord requires to be removed, may be removed by Landlord and stored and/or retained or sold by Landlord if not retrieved by Tenant within fourteen (14) days of the expiration or early termination of this Lease and title to such property shall be conclusively presumed to have been conveyed to Landlord under this Lease via a bill of sale without further payment or credit by Landlord to Tenant at the end of the fourteen (14) day period and the cost of such removal, storage and disposition as well as the cost of repairing any damaged caused by such removal, shall be borne by Tenant. Tenant’s obligation under this paragraph shall survive the expiration or earlier termination of this Lease.

Section 15. Hazardous Materials.

15.1 Tenant Covenants.

Tenant covenants that it will, and will cause the Tenant Parties to (i) not use, maintain, generate, store, treat or dispose of any Hazardous Materials (as defined in Schedule 1.1) in or on the Premises or the Project other than de minimis amounts of materials that are required for the normal maintenance and operation of the Premises for normal office use and that are used, stored and disposed of in accordance with all Environmental Requirements (as defined in Schedule 1.1) and (ii) clean or remediate in accordance with all Environmental Requirements any Hazardous Materials which may contaminate, or emanate from, any part of the Real Estate, the Premises or the soils, ground water or aquifer under the Real Estate as a result of Tenant’s or the Tenant Parties’ use or occupancy of the Premises.

15.2 Indemnity.

Without limiting the indemnification contained in Section 13 above, Tenant shall indemnify, defend (with counsel reasonably approved by landlord) and hold Landlord and the Landlord Parties harmless from and against any loss, liability, claim, penalty, demand, damage, suit, liability or expense, including, without limitation, cleanup, engineering and attorneys’ fees and expenses that Landlord or such indemnified parties may incur by reason of (1) a violation of the covenants set forth in Section 15.1 above, (2) Tenant’s or the Tenant Parties’ use, maintenance, generation, storage, treatment or disposal of any Hazardous Materials in, on or under the Project or the Premises, (3) the violation of any applicable Environmental Requirement by Tenant or the Tenant Parties and relating to the Premises or Tenant’s or the Tenant Parties’ use, occupancy or operation thereof, (4) any claim, demand or cause of action, whether meritorious or not, brought or asserted against Landlord or such indemnified parties, regardless of when brought, which directly or indirectly relates to or arises out of any of the matters indemnified in this Section 15.2 or (5) any investigation or claim of any governmental agency or third party for any actions taken by Tenant or the Tenant Parties on or about the Premises. Tenant’s indemnity obligations under this Section 15.2 shall survive the cancellation or termination of this Lease.

15.3 Site Visits; Observation and Testing.

Landlord shall have the right, but not the obligation, to enter the Premises at reasonable times with prior notice and reasonable frequency for the purposes of determining Tenant’s compliance with the provisions of this Section 15.1. All such tests and inspections shall be performed in compliance with all applicable Environmental Regulations. No such visit, observation or testing by Landlord is required to be done, and if done is only done for Landlord’s benefit. In no event shall any site visit, observation or testing by Landlord be a representation that Hazardous Materials are or are not present in, on or under the Premises or that there has been or shall be compliance by Tenant with any Environmental Requirements. Landlord shall have no liability for any tests or inspections other than physical damage arising out of Landlord’s gross negligence or willful misconduct. Any such damage shall be promptly repaired and restored by Landlord to the condition existing immediately prior to such damage, reasonable wear and tear excepted. All of such testing shall be done at Landlord’s cost and expense unless either an Event of Default exists hereunder or such inspection or testing discloses Tenant’s non-compliance with this Section 15, in which event the costs and expenses incurred by Landlord shall be paid by Tenant on demand.

15.4 Landlord Covenants.

Landlord covenants that it will, and will cause the Landlord Parties to (i) not use, maintain, generate, store, treat or dispose of any Hazardous Materials in or on the Premises or the Project other than de minimis amounts of materials that are required for the normal maintenance and operation of the Premises and the Project and that are used, stored and disposed of in accordance with all Environmental Requirements and (ii) clean or remediate in accordance with all Environmental Requirements any Hazardous Materials which may contaminate, or emanate from, any part of the Real Estate, the Premises or the soils, ground waters or aquifer under the Real Estate as a result of Landlord’s or the Landlord Parties use or occupancy of the Premises or the Project or by persons or entities other than Tenant or the Tenant Parties.

15.5 Landlord Indemnity.

Without limiting the indemnification contained in Section 13 above, Landlord shall indemnify, defend and hold Tenant and the Tenant Parties harmless from and against any loss, liability, claim, penalty, demand, damage, suit, liability or expense, including without limitation, clean-up, engineering and attorneys’ fees and expenses that Tenant or such Tenant’s Parties may incur by reason of (1) a violation of a covenant set forth in Section 15.4 above, (2) Landlord’s or the Landlord’s Parties use, maintenance, generation, storage, treatment or disposal of any Hazardous Materials in, on or under the Project or the Premises, (3) the violation of any applicable Environmental Requirement by Landlord or the Landlord Parties and relating to the Premises or the Project or the Landlord’s or the Landlord Parties’ use, occupancy or operation thereof, (4) any claim, demand or cause of action, whether meritorious or not, brought or asserted against Tenant or the Tenant Parties, regardless of when brought, which directly or indirectly relates to or arises out of any of the matters indemnified in this Section 15.5 or (5) any investigation or claim of any governmental agency or third party for any actions taken by Landlord or the Landlord Parties on or about the Premises or the Project Landlord’s indemnity obligation under this Section 15.5 shall survive the cancellation or termination of this Lease.

Section 16. Holding Over.

If Tenant remains in occupancy of any portion of the Premises after the expiration of the Lease Term, Tenant shall become a month to month tenant upon all terms of this Lease as might be applicable to such month to month tenancy, except that Tenant shall pay Base Rent and Additional Rent at a rate equal to (i) 150% of the rate effective immediately prior to such holdover for the first six (6) months of such holdover, and (ii) 200% beginning with the seventh (7th) month of such holdover. The foregoing shall not be construed as giving Tenant the right to remain in possession of the Premises after expiration of the Lease Term, and Tenant will pay to Landlord, upon request, all damages that Landlord may suffer on account of Tenant’s failure to surrender possession as and when aforesaid and will indemnify Landlord against all liabilities, costs and expenses (including all reasonable attorneys’ fees and costs if any) arising out of Tenant’s delay in so delivering possession, including claims of any succeeding tenant. No acceptance of Rent payable pursuant to this Section 16 by Landlord shall operate as a waiver of Landlord’s right to regain possession of the Premises or any other remedy.

Section 17. Intentionally Deleted

Section 18. Notices.

Any notice which either party is required or may desire to give to the other shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, or by Federal Express or similar generally recognized overnight courier regularly providing proof of delivery, addressed to the parties as set forth in the preamble to this Lease with a copy to the Guarantor at its current address at 4021 South, 700 East, Suite 300, Salt Lake City, UT 84107, Attention: Chief Financial Officer (subject to the right of any part to designate a different address for its receipt of notices hereunder within the 48 contiguous continental United States of America by notice duly given). Any notice so given shall be deemed to have been given as of the first to occur of (i) actual delivery, (ii) if mailed, the second business day after being deposited in the U.S. Mails, proper postage prepaid, addressed as provided above, or (iii) if sent by overnight courier, on the first business day after being delivered to such courier with all charges for overnight delivery having been prepaid.

Section 19. Broker’s Representation.

Landlord has agreed to pay to CF Brokerage, Inc. (“Landlord’s Broker”) and to Cushman & Wakefield of Florida, Inc. (“Tenant’s Broker”) real estate brokerage commissions as set forth in separate commission agreements between Landlord and Landlord’s Broker and Landlord and Tenant’s Broker, respectively. Landlord and Tenant hereby represent and warrant each to the other that they have not employed any other agents, brokers or other such parties in connection with this Lease, and each agrees that they shall hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party. The representations and modifications set forth in this Section 19 shall survive the cancellation or termination of this Lease.

Section 20. Estoppel Certificates.

Within ten (10) days after request by either party, the other party shall execute and deliver to the requesting party a written certificate substantially in the form attached hereto as Exhibit G.

Section 21. Limitation of Liability.

Any liability of Landlord under this Lease shall be limited solely to Landlord’s equity in the Project, and in no event shall personal liability be asserted against Landlord in connection with this Lease, nor shall any recourse be had to any other property or assets of Landlord or against any property or assets of any of Landlord’s Parties. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer provided any obligations not assumed by Landlord’s transferee shall remain obligations of Landlord, and Tenant shall look solely to Landlord’s successors for performance of such obligations; provided, however, that Landlord’s transferee agrees to perform all of Landlord’s obligations under this Lease first arising from and after the transfer, as evidenced by an assignment and assumption agreement executed by such transferee.

Section 22. Unrelated Business Income.

If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, as each of the same may be amended, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

Section 23. ERISA.

Tenant represents and warrants that it is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

Section 24. Rights Reserved to Landlord.

The following rights, exercisable without notice and without affecting any of Tenant’s obligations under this Lease, are all reserved by Landlord: (1) upon reasonable notice, to exhibit the Premises at reasonable hours to prospective purchasers, mortgagees, and ground lessors of the Project and, in the final nine (9) months of the Lease Term, to prospective tenants; (2) to enter the Premises after reasonable notice (except in the event of an emergency, when no notice need be given) at reasonable hours for reasonable purposes, including inspection, the provision of services and the performance of the obligations of Landlord hereunder; (3) to regulate access to telephone, electrical and other utility lines and closets in the Project and to require use of designated contractors for any work involving access to the same; (4) to approve, in its discretion and prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building; (5) to approve the weight, size, placement and time and manner of movement within the Premises and the Project of any safe or other heavy article of Tenant’s Property, without any liability on account of such approval.

Section 25. Security Deposit.

Concurrent with its execution of this Lease, Tenant shall deposit with Landlord an amount equal to Two Hundred Twelve Thousand Six Hundred Nineteen and 80/100 Dollars ($212,619.80) (the “Security Deposit”) which sum shall be held by Landlord, without interest, as security for the performance by Tenant of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of Landlord’s damages in the event of a default by Tenant. If at any time during the Lease Term, Tenant fails to pay when due Rent or any other sums owed by Tenant hereunder (after the expiration of applicable notice and cure periods, if any), then Landlord may at its option apply any portion of the Security Deposit to the payment of such overdue sums. If Tenant defaults under any other obligation of Tenant under this Lease (after the expiration of applicable notice and cure periods, if any), then Landlord, at its option, may apply as much of Security Deposit as necessary, to compensate Landlord for loss, cost or damage incurred or sustained by Landlord as the result of such default (including, without limitation, the cost incurred by Landlord to remedy such default). If any portion of the Security Deposit is applied by Landlord as provided herein, Tenant shall, upon demand, remit to Landlord an amount sufficient to restore the Security Deposit to its original amount. Tenant’s failure to remit such amount within fifteen (15) days of demand shall constitute an Event of Default under this Lease. Landlord shall remit to Tenant within thirty (30) days any balance of the Security Deposit remaining at the expiration or termination of the Lease.

In lieu of cash, Tenant may post as the security deposit an irrevocable and unconditional letter of credit in the form reasonably acceptable to Landlord from any national bank, and acceptable to Landlord. Landlord acknowledges that Bank One, N.A. is acceptable to Landlord. In the event Landlord receives notice from the issuer of the letter of credit that the letter of credit will not be renewed and if Tenant does not replace the letter of credit with an identical letter of credit complying with the terms of this Section 25 no later than the date which is fifteen (15) business days prior to the expiration of the letter of credit, Landlord may draw down the letter of credit and hold the cash as the security deposit under this Lease. Such drawing of the letter of credit will not constitute an Event of Default under this Lease, and Tenant, at its option, may replace said cash with a letter of credit complying with the terms of this subsection. In the event of the sale or transfer of Landlord’s interest in the Building, Landlord shall transfer the security deposit to such purchaser, in which event Tenant shall look only to the new Landlord for the return of the security deposit, and Landlord shall thereupon be released from all liability to Tenant for the return of the security deposit. If the security deposit is in the form of a letter of credit, Tenant shall cooperate with Landlord to have the letter of credit amended or replaced to name the new Landlord as the beneficiary thereunder. If Tenant fails to cause such an amendment to the letter of credit within fifteen (15) days after Landlord’s written request therefor, Landlord may draw down the letter of credit and transfer the cash proceeds therefrom to the new Landlord.

Landlord shall remain liable for the return of the security deposit to the extent Landlord does not transfer same to its successor or assign under this Lease.

Section 26. Other Matters.

26.1 Captions.

Captions of this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions hereof.

26.2 Partial Invalidity.

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

26.3 Entire Agreement.

All understandings and agreements, oral or written, previously made between the parties are merged into this Lease and this Lease fully and completely expresses the agreement between Landlord and Tenant. Tenant expressly agrees and acknowledges that neither Landlord nor the Landlord Parries has not made any representations or warranties concerning the Premises or the Project except those expressly set forth in this Lease and Tenant is not relying on any express or implied representation or warranty except those expressly set forth herein. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant.

26.4 Governing Law.

This Lease shall be governed by and construed in accordance with the internal laws of the State of Florida.

26.5 Successors and Assigns.

Subject to Section 8 and Section 12, the conditions, covenants and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

26.6 Waiver.

No failure by either party to exercise, or delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

26.7 Litigation and Arbitration Costs.

In the event of any litigation or arbitration between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred by the successful party therein.

26.8 Counterparts.

This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

26.9 Modifications to Lease.

If, in connection with Landlord’s obtaining financing for the Project, the proposed lender shall request reasonable modification of this Lease as a condition of such financing, Tenant agrees to cooperate with Landlord and Tenant shall not unreasonably withhold or delay its agreement to such modifications so long as such modifications do not increase the obligations of Tenant, adversely affect the rights of Tenant under this Lease or reduce the services to be provided to Tenant pursuant to the terms of this Lease.

26.10 Accord and Satisfaction.

No payment by Tenant or receipt by Landlord of a lesser amount than the Rent stipulated herein shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction. Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy in this Lease.

26.11 Time of the Essence.

Time is of the essence of each provision of this Lease.

26.12 No Presumption Against Drafter.

Landlord and Tenant understand, agree, and acknowledge that this Lease has been freely negotiated by both parties; and in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

26.13 Access.

During non-Business Hours, Landlord may restrict access to the Project and/or to the Building and access shall be gained by use of a key or other device to the outside doors of Project. Landlord may from time to time establish controls for the purpose of regulating access to and use of the Project; provided, however, Landlord does not warrant the efficacy of any such controls or any personnel, services, procedures or equipment employed to implement such control and Landlord shall not be responsible or liable in any manner for failure of any such personnel, services, procedures or equipment to prevent or control, or apprehend anyone suspected of, personal injury or property damage in, on or around the Project. Tenant shall abide by all such regulations so established.

26.14 WAIVER OF TRIAL BY JURY.

EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURTS LOCATED IN THE DISTRICT WHERE THE PROJECT IS LOCATED, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

26.15 Areas Excluded From Demise.

The exterior walls of the Premises and the area beneath the finished floor of the Premises as well as the area above the finished ceiling level of the Premises are not demised hereunder, and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, heating, ventilating, cooling, plumbing, electrical and other systems as well as structural elements leading through or a part of the Premises in locations that will not materially interfere with Tenant’s use thereof are hereby reserved unto Landlord.

26.16 Rubbish.

No trash or garbage shall be stored in the Premises for in excess of twenty-four (24) hours and all trash or garbage shall be disposed of in containers or areas designated from time to time by Landlord. Tenant may separate all recyclable items to the extent reasonably practical taking into account the cost so as to comply with any recycling efforts which may be undertaken from time to time by applicable governmental authorities, by the Landlord with respect to the Project or by the provider of the trash removal services.

26.17 Due Authorization.

Tenant hereby covenants, warrants and represents that: (1) the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with the organizational documents of Tenant, (2) this Lease is binding upon Tenant; (3) Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Project is located; and (4) the execution and delivery of this Lease by Tenant will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Tenant is a party or by which Tenant may be bound. Landlord hereby covenants, warrants and represents that: (1) the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with the organizational documents of Landlord; (2) this Lease is binding upon Landlord; (3) Landlord is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Project is located; and (4) the execution and delivery of this Lease by Landlord will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Landlord is a party or by which Landlord may be bound.

26.18 Tenant Financial.

If Landlord is required to furnish such information in connection with the closing of a proposed sale or refinancing of the Project, Tenant shall provide Landlord, upon ten (10) days’ prior written notice from Landlord, with a current balance sheet for Tenant’s business. Notwithstanding anything herein to the contrary, any information provided hereunder by Tenant shall be kept confidential by Landlord and Landlord’s lender or prospective purchaser and, upon request by Tenant, such parties shall execute a commercially reasonable confidentiality agreement as a condition to receiving Tenant’s balance sheet.

26.19 Force Majeure.

Both Landlord and Tenant shall be excused from performing their obligations or undertakings provided in this Lease, in the event, but only so long as the performance of any such obligations are prevented or delayed, retarded or hindered by an event of Force Majeure.

26.20 Radon Gas.

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information concerning radon testing may be obtained from your county public health unit.

26.21 No Recording.

Neither this Lease nor any memorandum thereof shall be recorded in any public records.

Section 27. Option to Expand.

Tenant shall have the option to expand the Premises in accordance with the terms and provisions set forth in Exhibit I attached hereto and made a part hereof for all purposes.

Section 28. Parking.

Parking permits shall be provided to Tenant during the Lease Term in accordance with the terms and conditions set forth in Exhibit J attached hereto and made a part hereof for all purposes.

Section 29. Guaranty.

As an inducement to Landlord to execute this Lease and as a condition to such execution by Landlord, CMS Capital Ventures, Inc., a Delaware corporation (“Guarantor”) shall execute and deliver to Landlord a guarantee of the payment and performance of all liabilities, obligations and duties imposed upon Tenant by the terms of this Lease in the form of Exhibit K attached hereto and made a part hereof for all purposes.

Section 30. Antenna License.

Tenant shall have a license to install and maintain up to two (2) satellite dishes or antennas on the roof of the building in accordance with the terms and conditions of the license agreement set forth in Exhibit L attached hereto and made a part hereof for all purposes.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Lease as of the day and year first above written.

WITNESS:		LANDLORD

NORTH FEDERAL HIGHWAY, L.L.C., a Delaware limited liability company

By:
Name:	Steven R. Hildabrend	Name:	Enda S. Brackon
		Title:	V.P.

Name:	Jim Sundahl

WITNESS:		TENANT

CompHealth, Inc., a Delaware corporation

By:
Name:	Doug Warrick	Name:	Sean Dailey
		Title:	CFO

Name:	Bridget K. Smith

EXHIBIT A-1

LEGAL DESCRIPTION OF REAL ESTATE

A portion of the Northeast one-quarter (NE 1/4) of Section 12, Township 49 South, Range 42 East, more fully described as follows:

Beginning at the Northwest corner of the South one-half (S 1/2) of the Southwest one-quarter (SW 1/4) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of said Section 12; thence Easterly along the North line of the said South one-half (S 1/2) of the Southwest one-quarter (SW 1/4) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) and along the North line of the South one-half (S 1/2) of the Southeast one-quarter (SE 1/4) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of said Section 12 a distance of 778.61 feet to a point on the West right of way line of U.S. Highway No. 1; thence Southwesterly along the said Westerly right of way line making an included angle of 76° 12’ 57” a distance of 694.45 feet to a point on the South line of the North one-half (N 1/2) of the Northwest one-quarter (NW 1/4) of the Southeast one-quarter (SE 1/4) of the Northeast one-quarter (NE 1/4) of said Section 12; thence Westerly along the said South line making an included angle of 103° 58’ 34” a distance of 515.95 feet; thence Northerly making an included angle of 89° 34’ 14” a distance of 100 feet; thence Westerly making an included angle of 270° 25’ 46” a distance of 100 feet to a point on the West line of the North one-half (N 1/2) of the Northwest one-quarter (NW 1/4) of the Southeast one-quarter (SE 1/4) of the Northeast one-quarter (NE 1/4); thence Northerly along the said West line and along the West line of the said South one-half (S 1/2) of the Southwest one-quarter (SW 1/4) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) making an included angle of 89° 34’ 14” a distance of 576.44 feet to the Point of Beginning, LESS the right-of-way for N.E. 66th Street (per Official Records Book 5232, Page 550, Broward County, Florida Records) and also Less the following described parcel:

BEGINNING at the Northwest corner of the South one-half (S 1/2) of the Southwest one-quarter (SW 1/4) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of said Section 12; thence Southerly along the West line of the said South one-half (S 1/2) of the Southwest one-quarter (SW 1/4) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4), a distance of 40 feet; thence Easterly along a line 40 feet South of and parallel with the North line of the said South one-half (S 1/2) of the Southwest one-quarter (SW 1/4) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of Section 12, making an included angle of 89° 45’ 45” a distance of 730.71 feet to a point of curve; thence Southeasterly along a curve to the right having a radius of 30 feet, a central angle of 103° 47’ 03”, an arc distance of 54.34 feet to a point of tangency and a point on the West right of way line of U.S. Highway #1; thence Northeasterly along said West right of way line a distance of 79.44 feet; thence Westerly, making an included angle of 76° 12’ 57” and along the North line of the South one-half (S 1/2) of the South one-half (S 1/2) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of Section 12, a distance of 778.61 feet to the Point of Beginning.

AND

That part of the South one-half (S 1/2) of the North one-half (N 1/2) of the Southeast one-quarter (SE 1/4) of the Northeast one-quarter (NE 1/4) of Section 12, Township 49 South, Range 42 East, lying West of State Road #5, also known as U.S. Highway #1, situate in Broward County, Florida, less the North eighty-eight (88) feet but including certain easements and rights-of-way from North Broward Hospital District to Bailey Realty Co., as Trustees, dated February 18, 1970, and recorded in Official Records Book 4154, at Pages 644 to 648 thereof.

AND

That part of the East three-quarter (E 3/4) of the North one-half (N 1/2) of the North one-half (N 1/2) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of Section 12, Township 49 South, Range 42 East, lying West of the West right-of-way line of U.S. Highway No. 1, less the West 250 feet and less the North 262.56 feet thereof.

TOGETHER WITH: The North 140.0 feet (as measured along the West right-of-way line of U.S. Highway No. 1) of the East three-quarters (E 3/4) of the South one-half (S 1/2) of the North one-half (N 1/2) of the Northeast one-quarter (NE 1/4) of the Northeast one-quarter (NE 1/4) of Section 12, Township 49 South, Range 42 East, Broward County, Florida, lying West of the said West right-of-way line.

ALSO TOGETHER WITH the North one-half (N 1/2) of the Southwest one-quarter (SW 1/4) of the Southeast one-quarter (SE 1/4) of the Northeast one-quarter (NE 1/4) of Section 12, Township 49 South, Range 42 East, lying West of the West right-of-way line of U.S. Highway #1 and less the South 100 feet as recorded in Official Records Book 4089, Page 597, of the Public Records of Broward County, Florida.

EXHIBIT A-2

FLOOR PLAN OF DEMISED PREMISES - 7TH FLOOR

EXHIBIT A-2

FLOOR PLAN OF DEMISED PREMISES - 8TH FLOOR

EXHIBIT B

RULES AND REGULATIONS

1. The sidewalks, and public portions of the Building, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls, and the streets, alleys or ways surrounding or in the vicinity of the Building shall not be obstructed, even temporarily, or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, louvered openings, tinted coating, film or screen shall be attached to or hung in, or used in connection with, any window, glass surface or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord.

3. Without the consent of Landlord, which consent shall not be unreasonably withheld, no sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building or on corridor walls or windows or other glass surfaces (including without limitation glass storefronts). Signs on entrance door or doors shall conform to building standard signs, samples of which are on display in Landlord’s rental office. Signs on doors shall, at Tenant’s expense, be inscribed, painted or affixed for each tenant by sign makers approved by Landlord. Notwithstanding the foregoing, with respect to any full floor of the Building occupied by a tenant, tenant may maintain signage consistent with such Tenant’s marketing program without the consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant.

4. The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills.

5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by Tenant, its employees and invitees shall be borne by Tenant.

7. Tenant shall not in any way deface any part of the Premises or the Building. If Tenant desires to use linoleum or other similar floor covering, an interlining of Builder’s deadening felt shall be first, affixed to the floor, by a paste or other material, soluble in water and the use of cement or other similar adhesive materials, which are not water soluble, are expressly prohibited.

8. No bicycles, vehicles, or animals of any kind shall be brought into or kept in or about the Premises, except as may be required by the Americans with Disabilities Act. No cooking shall be done or permitted by Tenant on the Premises except in conformity to law and then only in the utility kitchen, if any, as set forth in Tenant’s layout, which is to be primarily used by Tenant’s employees for heating beverages and meals. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

9. No space in the Building shall be used for manufacturing, distribution, or for the storage of merchandise or for the sale of merchandise, goods, or property of any kind at auction.

10. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways. Tenant shall not cause or permit any unseemly or disturbing activity or conduct to be visible through any window, opening, doorway, glass storefront or other glass surface or any other means of visibility that disturbs or interferes with (i) tenants or other occupants of the Building or their licensees or invitees or (ii) neighboring buildings or premises or those having business with them, including without limitation, receptions, parties, recreation and other activities of a social nature not directly related to Tenant’s use of the Premises.

11. Neither Tenant, nor any of Tenant’s servants, employees, agents, visitors, or licensees, shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, or chemical substance, other than reasonable amounts of cleaning fluids or solvents required in the normal operation of Tenant’s business offices.

12. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of Landlord and unless and until a duplicate key is delivered to Landlord. Tenant shall, upon the termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms either furnished to, or otherwise procured by, Tenant, and in the event of the, loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

13. Tenant shall not overload any floor. Tenant shall obtain Landlord’s consent before bringing any safes, freight, or similarly heavy articles into the Building, excluding office furniture, and Landlord can specify to Tenant the location for the placement of such articles. All removals, or the carrying in or out of any safes, freight, furniture or similar heavy matter of any description must take place during the hours which Landlord or its agent may determine from time to time in order to coordinate the use of the freight elevator and minimize interference with other tenants of the Building. Tenant shall use the freight loading dock and freight elevator for the loading, unloading installation or removal of any safes, freight, furniture or similar heavy articles. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

14. Tenant shall not overload or permit any portion of the Premises to be occupied, without Landlord’s expressed prior written consent, as an office for a public stenographer or typist, or for the possession, storage, manufacture or sale of liquor, narcotics, drugs, tobacco in any form, or as a barber or manicure shop, or for a public finance (personal loan) business; provided, however, nothing in this sentence shall be deemed to prohibit Tenant or its employee or business invitees from personal use of liquor. Tenant shall not keep or utilize any juke box, billiard or pool table or other similar recreational devices at or in the Premises, except for the use of its employees.

15. Landlord shall clean the Premises as provided in the Lease, and except with the written consent of Landlord, no person or persons other than those approved by Landlord will be permitted to enter the Building for such purpose, but Tenant shall not cause unnecessary labor by reason of Tenant’s carelessness and indifference in the preservation of good order and cleanliness.

16. Landlord shall have the right to prohibit any advertising or use of the Building name by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising or use.

17. Landlord reserves the right to exclude from the Building between the hours of 7:00 p.m. and 7:00 a.m. and at all hours on Sundays, legal holidays and after 2:00 p.m. on Saturdays all persons who do not sign in and out on a register in the lobby of the Building, showing the name of the person, the Premises visited and the time of arrival and departure. All such Persons entering or leaving the Building during such times may be expected to be questioned by the Building security personnel as to their business in the Building. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in the Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing and locking doors.

18. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose or for any other activity not appropriate, in Landlord’s reasonable judgment, for an office building of the quality and stature of the Building.

19. The requirements of Tenant will be attended to only upon application at the office of the Building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

20. Canvassing, soliciting, and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

21. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by its jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in passenger elevators.

22. Tenant, in order to obtain maximum effectiveness of the cooling system, shall lower and/or close the blinds or drapes when sun’s rays fall directly on windows of Premises. Tenant shall not remove the standard blinds installed in the Premises.

23. All paneling, rounds or other wood products not considered furniture shall be of fire retardant materials. Before installation of any such materials, certification of the materials’ fire retardant characteristic shall be submitted to Landlord or its agents, in a manner satisfactory to Landlord.

24. Tenant shall not install any vending machines in the Building or Premises without Landlord’s consent. Landlord shall be deemed to have approved the installation of any vending machines shown on the Space Plan and Finish Plans (both defined in Exhibit E)

25. All articles and the arrangement style, color and general appearance thereof, in the interior of the Premises that will be visible from the exterior thereof, including, without limitation, window displays, advertising matter, signs, merchandise, furniture, and store fixtures, shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, and, in any case, shall be maintained in keeping with the character and standards of the Building, provided, however, with respect to any full floor occupied by a tenant, this provision shall not apply to items visible from the elevators or the elevator lobby of such full floor of the Building.

26. Tenant shall see that the windows and doors of the Premises are closed and securely locked before leaving the Building and Tenant shall exercise reasonable care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas and air shall likewise be carefully shut off, so as to prevent waste or damage, and Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord as a result of Tenant’s default or carelessness.

27. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant or Tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other Tenant or Tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the Tenants of the Building.

28. Tenant shall cause its employees, agents, contractors and invitees to park in the areas designated by Landlord and shall not park in reserved spaces, except to the extent that Tenant has been granted rights to reserved spaces in the Lease.

29. Smoking is not allowed in the Building. Tenant shall abide by no-smoking restrictions in all areas within the Building.

30. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or part, the terms, covenants, agreements and conditions of the main text (including Special Stipulations) of the Lease, which text shall control in the instance of conflict.

31. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety, care and cleanliness of the Building, and for the preservation of good order therein. Such other Rules and Regulations shall be effective upon written notification of Tenant.

EXHIBIT C

BASE RENT

Lease Years	Base Rent Per R.S.F.	Base Rent Per Annum	Base Rent Per Month
First Lease Year	$19.00	$978,462.00	$81,538.50
Second Lease Year	$19.57	$1,007,815.86	$83,984.66
Third Lease Year	$20.16	$1,038,199.68	$86,516.64
Fourth Lease Year	$20.76	$1,069,098.48	$89,091.54
Fifth Lease Year	$21.38	$1,101,027.24	$91,752.27
Sixth Lease Year	$22.03	$1,134,500.94	$94,541.75
Seventh Lease Year	$22.69	$1,168,489.62	$97,374.14
Partia1 Eighth Lease Year (nine months)	$23.37	$902,631.20	$100,292.36

As used herein, a “Lease Year” shall mean a period of 365 (or, during any leap year falling within the Lease Term, 366) consecutive days, commencing with the Rent Commencement Date.

Provided no Event of Default has occurred, Landlord shall not collect or demand from Tenant and Tenant shall not be liable for Base Rent for the first nine (9) full calendar months of the Lease Term (the “Rent Concession”). Such nine (9) month period shall be referred to herein as the “Free Rent Period” and shall commence on the Rent Commencement Date.

C-1

EXHIBIT D

COMMENCEMENT CERTIFICATE

THIS COMMENCEMENT CERTIFICATE is entered into and made as of the 14th day of April, 2003, by and between NORTH FEDERAL HIGHWAY, L.L.C., a Delaware limited liability company, as landlord (“Landlord”), and CompHealth, Inc., a Delaware corporation, as tenant (“Tenant”).

Landlord and Tenant have heretofore entered into a lease (the “Lease”) dated November 18, 2002 with respect to certain premises (“Premises”) located in the building commonly known as 6451 North Federal Highway, Fort Lauderdale, Florida (the “Building”). Landlord and Tenant hereby agree as follows:

1. All remodeling or tenant finish work in the Building or Premises required to be constructed and finished by Landlord in accordance with the terms of the Lease have been satisfactorily completed by Landlord and accepted by Tenant as of April 14, 2003, subject to completion of items on the Punch list.

2. The Premises under the Lease have been delivered to and accepted by Tenant as of the date set forth in Paragraph 1 above.

3. In accordance with the provisions of the Lease, Tenant’s obligation to pay Base Rent and Additional Rent shall commence on the date set forth in Paragraph 1 above (which payment shall be prorated as set forth in the Lease if the date set forth in Paragraph 1 above is any day other than the first day of a month).

4. The Rent Commencement Date of the Lease is hereby confirmed as April 14, 2003. The Expiration Date of the Lease is hereby confirmed as January 31, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this Commencement Certificate to be executed as of the date first above written.

Landlord:		Tenant:

NORTH FEDERAL HIGHWAY, L.L.C., a Delaware limited liability company corporation		CompHealth, Inc., a Delaware corporation

By:		By:
Name:	Kathleen M. Hands	Name:	Sean Dailey
Title:	Vice President	Title:	CFO

EXHIBIT E

AGREEMENT FOR CONSTRUCTION

THIS AGREEMENT FOR CONSTRUCTION (this “Agreement”) is attached to and made part of the Lease dated as of November 18th, 2002, made by and between NORTH FEDERAL HIGHWAY, L.L.C., a Delaware limited liability company, as landlord (“Landlord”), and CompHealth, Inc., a Delaware corporation, as tenant (“Tenant”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord certain space (the “Premises”) located in the building commonly known as 6451 North Federal Highway, Fort Lauderdale, Florida. Capitalized terms used herein, unless otherwise defined in this Agreement, shall have the respective meanings assigned to them in the Lease.

Landlord and Tenant agree as follows:

1. Work.

a. Subject to the provisions of the Lease and this Agreement, Landlord shall cause to be performed, at Landlord’s expense, certain improvements to the Premises to make the Premises ready for Tenant’s occupancy (the “Work”).

b. Subject to the provisions of the Lease and this Agreement, Landlord shall proceed diligently to cause the Work to be substantially completed on or before April 13, 2003, subject to events beyond Landlord’s reasonable control, including, without limitation, any of the items set forth in Subsections 3(a) through (d), inclusive, of this Agreement. Notwithstanding the foregoing, Landlord shall not be liable for failure to substantially complete the Work on or before said date.

c. Landlord and Tenant have approved the conceptual layout of the Premises, which includes a computer room with a supplemental HVAC system installed by and at the expense of Landlord, which is attached hereto as Exhibit E-1 (the “Space Plan”) and a finish plan for the Premises which is attached hereto as Exhibit E-2 (the “Finish Plan”). Within three (3) business days of execution of this Lease, Tenant shall provide Landlord with the data and power locations throughout the Premises and equipment specifications for all computers, copiers and other equipment anticipated to be located in the Premises, including without limitation within the computer room. Landlord shall promptly cause plans and specifications (the “Plans”) to be prepared and delivered to Tenant based upon the approved Space Plan and Finish Plan. Not more than ten (10) business days after Tenant’s receipt of the Plans, Tenant shall notify Landlord either of its approval thereof, which approval shall not be unreasonably withheld, or of changes required thereto. If Tenant notifies Landlord that changes are required, Landlord shall promptly submit to Tenant, the Plans amended in accordance with the changes so required. Landlord will not commence the Work until Tenant’s approval of the Plans or the amended Plans, as the case may be. The Plans shall be subject to approvals of local governmental agencies having jurisdiction over construction. Landlord shall use commercially reasonable effects consistent with those of an experienced building operator to ensure that Work, as reflected in the Plans, will be in compliance with applicable ADA guidelines and any similar state and local laws, rules or ordinances. The Plans shall be revised and the Work shall be changed to incorporate any revisions to the Plans required by any local governmental agency and any work required in the Premises by any local governmental field inspector.

d. The Work to be performed by Landlord shall not include telephone voice cabling or data cabling, card reader security system, white noise system, or furniture systems which are to be completed separately by Tenant, at Tenant’s sole cost and expenses. Landlord shall allow Tenant’s vendors access to the Premises in accordance with the Landlord’s construction schedule prior to the Completion Date to install telephone voice lines, data lines, card reader security system, white noise system, and furniture systems prior to the completion of the Work. Such access is expressly conditioned upon (i) Tenant’s vendors obtaining appropriate permits for their work from the applicable governmental authorities; (ii) the Tenant’s vendors’ work being illustrated on the construction permit Plans; (iii) Tenant’s vendors not delaying the Landlord’s architect and engineer from completing the Plans; (iv) Tenant’s vendors performing their work in a manner that does not interfere with or delay the completion of the Work; (v) Tenant’s vendors complying with jobsite rules and requirements of Landlord’s general contractor; (vi) Tenant’s vendors complying with the time requirements of Landlord’s construction schedule; and (vi) Tenant and Tenant’s vendors complying with the provisions of Section 3 of the Lease.

e. “Changes” shall mean any revisions to the Work, or the Plans which are (i) requested by Tenant or (ii) required by any local governmental agency or field inspector.

f. After the approval of the Plans, Landlord shall diligently proceed to review any proposed Changes and if Landlord approves Changes requested by Tenant, Landlord shall use commercially reasonable efforts to promptly determine the cost for the proposed Changes. Tenant shall approve or disapprove, in writing, the cost for the Changes requested by Tenant within three (3) business days after Tenant has received the estimated cost for the Changes from Landlord. Landlord shall not be obligated to proceed with the Changes until Tenant has approved the cost for the Changes. If the approval of the cost for the Changes is not received by Landlord within the three (3) business day period, Tenant shall be deemed to have abandoned its request for the Changes. If Landlord approves Changes requested by Tenant and Tenant approves the cost for the Changes, the Work to be performed by Landlord shall include the revisions to the Work shown in the revised Plans. For purposes of this section, notices may be sent by facsimile or by e-mail and shall be deemed delivered on the date received.

g. After the approval of the Plans, the Work to be performed by Landlord shall include all Changes required by a local governmental agency or a local governmental field inspector.

h. Landlord, at its sole option, may change mechanical plans and specifications where necessary for the installation of air conditioning systems and ductwork, heating, electrical and plumbing and other mechanical plans for the Work; provided that any such changes shall not materially and adversely affect Tenant’s use and occupancy of the Premises for its intended purpose.

i. In the design of the Work, Tenant agrees to comply with floor loading limitations established by Landlord.

j. Within two (2) business days from the date Landlord selects a general contractor to perform the Work Landlord shall provide Tenant with a copy of Landlord’s construction schedule for the Work prepared by Landlord’s general contractor. Landlord shall utilize its good faith efforts to cause its general contractor to incorporate into the construction schedule the time frame for the installation of the telephone voice lines, data lines, card reader system and furniture systems by Tenant’s vendors prior to the Completion Date.

k. During the performance of the Work Landlord shall cause its general contractor to hold construction meetings on a weekly basis to discuss the status of completion of the Work. Landlord shall provide Tenant and it’s construction consultant, if any, with notice of the meeting so that Tenant and its construction consultant shall have the opportunity to attend the meetings.

2. Cost for Changes. Tenant shall pay Landlord, as additional rent under the Lease and within twenty (20) days after Landlord’s demand therefor, the cost for any Changes requested by Tenant if Landlord has approved the Changes requested by Tenant and Tenant approves the cost for the Changes. In the event that any Changes requested by Tenant and approved by Landlord reduce the cost of the

Work, the savings shall be netted against any Changes requested by Tenant and approved by Landlord which increase the cost of the Work.

3. Delays in Work. Notwithstanding the date provided in the Lease or this Agreement for substantial completion of the Work, the Rent Commencement Date shall be the earlier of (i) the date that the Completion Date (defined in Section 4 below) has occurred for the entire Premises and Landlord has tender possession of this entire Premises to Tenant or (ii) the date on which Landlord would have achieved the Completion Date for the entire Premises and tendered possession of the entire Premises to Tenant but for delays attributable to any of the reasons set forth in Subsections 3(a) through (e) inclusive (collectively, “Tenant Delay”):

a. Tenant’s failure to either approve any Plans or notify Landlord of changes required thereto within ten (10) business days of Tenant’s receipt of the Plans; or

b. Tenant’s request for materials, finishes, installations or construction procedures other than those within the scope of the Plans; or

c. Changes requested by Tenant in the Work or in the Plans (notwithstanding Landlord’s subsequent approval of any such Changes);

d. Failure of Tenant’s vendors to comply with the time requirements of Landlord’s construction schedule; or

e. Any other act, omission or delay by Tenant, its agents, contractors, vendors or persons employed by any of such persons which delays the substantial completion of the Work.

Promptly after the Completion Date, the parties will execute the Commencement Certificate attached as Exhibit D to the Lease, setting forth the actual Rent Commencement Date and Expiration Date of the Lease, as so modified, so that said dates are certain and such instrument, when executed, is hereby made a part of the Lease and incorporated herein by reference. In the event Landlord and Tenant are unable to agree as to whether a Tenant Delay has occurred and the length of any Tenant Delay, a certificate of Landlord’s general contractor as to whether a Tenant Delay has occurred and the length of any Tenant Delay shall be binding on the parties.

4. Completion - Punch List. When Landlord’s architect considers the Work to be substantially complete or about to be substantially completed, Landlord shall notify Tenant as to the date or anticipated date of substantial completion and of a time and date for inspection of the Work. If such time and date are not acceptable to Tenant, Landlord and Tenant shall mutually agree upon another time and date, provided that Tenant shall not unreasonably delay such inspection. Landlord and Tenant agree to inspect the Premises at such time and on such date and to execute at the time of such inspection Landlord’s form of inspection report which shall be prepared by Landlord’s architect and shall list items designated by said architect as not yet completed and any additional items which Landlord and Tenant acting reasonably and in good faith agree upon during such inspection are not yet completed, none of which shall materially interfere with Tenant’s ability to use and occupy the Premises for their intended purpose (said list is hereafter referred to as a “Punch List”). If the Work is substantially completed in accordance with the Plans, subject only to the completion of the Punch List, Tenant agrees to also execute at the time of such inspection a written statement that the Premises have been substantially completed in accordance with this Agreement subject only to the items listed on the Punch List. If items remaining to be completed which would materially interfere with Tenant’s use and occupancy of the Premises for their intended use, Tenant, acting in a commercially reasonable manner, shall not execute the inspection report until the items which would materially interfere with Tenant’s use and occupancy of the Premises for their intended use have been completed at which time Tenant will execute a written statement that the Premises have been substantially completed in accordance with this Agreement subject only to the items listed on the Punch list. Tenant agrees that, at the request of Landlord from time to time after the initial inspection, Tenant shall initial such Punch List or execute revised Punch Lists to reflect partial completion of prior Punch List items, to the extent such Punch List items have been completed to Tenant’s reasonable satisfaction. Tenant’s acknowledgment in writing that the Premises are substantially complete and acceptance of possession of the Premises shall not relieve Landlord of its obligations to promptly complete all Punch List items. Landlord shall utilize its good faith efforts to complete all Punch List items within thirty (30) days of the Completion Date or such longer period of time as is reasonably required due to the nature of the Punch List items. Landlord shall also promptly obtain a certificate of occupancy. To the extent that Landlord tenders possession of portions of the Premises to Tenant as contemplated by Section 2.1(B) prior to the Completion Date, the provisions of this Section 4 shall apply with respect to any portion of the Premises so tendered to Tenant and a Punch List shall be prepared with respect to that portion of the Premises.

The “Completion Date” shall mean the date upon which Landlord shall have substantially completed the Work substantially in accordance with the Plans, subject only to the completion of the Punch List, which Punch List shall not include any items which will materially interfere with Tenant’s ability to use and occupy the Premises for their intended purpose and Landlord has obtained a temporary certificate of occupancy for the Premises.

5. Landlord’s Entry After Substantial Completion. At any time after substantial completion of the Work or the Commencement Date of the Term of the Lease, whichever occurs first, Landlord may enter the Premises to complete Punch List items, and such entry by Landlord, its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease, or impose any other liability upon Landlord, its agents, beneficiaries, employees or contractors.

6. Miscellaneous.

a. The Work shall be done by Landlord, or its designees, the general contractor selected by Landlord or subcontractors, in accordance with the terms, conditions and provisions herein contained.

b. Except as expressly set forth herein or in the Lease, Landlord has no agreement with Tenant and has no obligation to do any other work with respect to the Premises. Any other work in the Premises which Tenant may be permitted by Landlord to perform prior to commencement of the Term shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease, and shall be subject to such other requirements as Landlord’s general contractor deems necessary or desirable. Any additional work or alterations to the Premises desired by Tenant after the commencement of the Lease shall be subject to the provisions of the Lease.

c. If the Plans require the construction and installation of more telephone/electrical closets than provided in the Space Plan, Tenant shall pay all costs and expenses arising from the construction and installation of such additional telephone/electrical closets.

d. This Agreement shall not be deemed applicable to any additional office space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions thereto in the event of a renewal or extension, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

e. With respect to any amounts owed by Tenant hereunder and not paid when due or Tenant’s failure to perform its obligations hereunder, Landlord shall have all of the rights and remedies granted to Landlord under the Lease for non-payment by Tenant of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

f. Except as authorized by Section 1(d) above, Tenant shall not be permitted to occupy or store any items in the Premises prior to Landlord’s receipt of a temporary certificate of occupancy for the Premises.

7. Warranty. Landlord represents and warrants to Tenant that as of the Completion Date the Work shall be completed in a good and workmanlike manner substantially (as a result of field conditions differing from what is shown on the Plans) in accordance with the Plans and the Changes, subject only to the completion of the Punch List items, and the Premises shall be habitable for its intended use as evidenced by the issuance of a temporary certificate of occupancy by the applicable governmental authorities.

8. Liability of Landlord. Notwithstanding anything set forth herein, the liability of Landlord, any agent of Landlord, or any of their respective officers, directors, shareholders, partners or employees, for or in respect of any default by Landlord under the terms of this Agreement or in respect of any other claim or cause of action, shall be limited to Landlord’s equity interest in the Building, and Tenant agrees to look solely to Landlord’s equity interest in the Building for the recovery and satisfaction of any judgment against Landlord, any agent of Landlord, or any of their respective officers, directors, shareholders, partners or employees.

9. Upon Completion of the entire Premises, Landlord shall provide Tenant with a written statement reflecting all hard and soft costs incurred by Landlord in connection with the Work, which costs shall include any construction management fees paid by Landlord, which amount shall be utilized to calculate the amount of any tenant improvement allowance to be paid to Tenant in connection with the Expansion Premises.

EXHIBIT E-1

SPACE PLAN – 7TH FLOOR

EXHIBIT E-1

SPACE PLAN – 8TH FLOOR

HR
ACCT'G
TRAVEL/
HOUSING
FRANK
IT
IT
IT
BREAK
CONFERENCE
STORAGE
CLOSET
COPIER

EXHIBIT E-2

FINISH PLAN

Interior Partition:	3-5/8” metal studs, 25 gauge, 24”o.c. with 1/2” gypsum board each face, floor to ceiling. Apply vinyl base each side. All wall surfaces will be primed and painted per tenant selection. Apply one coat flat primer and one coat flat latex finish, Sherwin Williams or equal.

Demising Partitions:	3-5/8” metal studs, 25 gauge, 16” o.c. with 5/8” type “x” gypsum board each face from floor to deck above. Apply vinyl base each side. All wall surfaces with be primed and painted per tenant selection with one coat flat primer and one coat flat latex finish as provided by Sherwin Williams or equal

Entry Doors:

First floor 3’-0” x 8’-0”. Upper floors 3’ x 7’0” solid core, 1-3/4” thick “C” label maple door with clear finish and sealed.

Factory primed, field painted hollow metal rated frame. Building standard entry lever hardware. See hardware for specifications.

Interior Doors:	3’ x 7’0” solid core, 1-1/2” thick paint grade pre-hung door. Building standard interior lever handled latch set. See hardware for specifications.

Access Card:	Suite entry access card system available as an upgrade. The access cards in tenant spaces must be connected to the building fire alarm system and must release upon an alarm on the floor. This building does not have a general alarm but rather an alarm on the floor of incidence, the floor above and the floor below.

Hardware:	Hardware Set – Tenant Entry – Single 3/0 x 8/0– C-label
	4 each	hinges	HAGER	BB1279 4.5 x 4.5 652
	1 each	lockset	SCHLAGE	L9050P x 07A 626
	1 each	closer	LCN	4041 x tb AL
	1 each	kickplate	IVES	8400 8 x 34 630
	1 each	wall stop	IVES	WS407CCV 630
	3 each silencers		IVES	SR64
* Key to Owners New Master Key system

Hardware Set – Tenant Entry – Single 3/0 x 7/0– C-label
3 each hinges	HAGER	BB1279 4.5 x 4.5 652
1 each lockset	SCHLAGE	L9050P x 07A 626
1 each closer	LCN	4041 x tb AL
1 each kickplate	IVES	8400 8 x 34 630
1 each wall stop	IVES	WS407CCV 630
3 each silencers	IVES	SR64
* Key to Owners New Master Key system

Hardware Set – Tenant Entry – Pair 6/0 x 8/0 – C-label
4 each hinges	HAGER	BB1279 4.5 8 x 4.5 652
1 each lockset	SCHLAGE	L9050P x 07A 626
2 each closer	LCN	4041 x tb AL

E-2

2 each flushbolts	IVES	FB458 24” top rod 652
1 each dust proof strike	IVES DPI
2 each Kickplate	IVES	8400 8 x 35 630
2 each wall stop	IVES	WS407CCV 630
2 each silencers	IVES	SR64
Astragal by door supplier as required
* Key to Owners New Master Key system

Hardware Set – Interior Passage Office – Non-labeled
3 each hinges	HAGER	1279 4.5 x 4.5 652
1 each passage	SCHLAGE	AL10S Jupiter 626
1 each wall stop	IVES	WS407CCV630
3 each silencers	IVES	SR64

Millwork:	Plastic laminate countertop with base and upper cabinets in break room.

Ceiling Finish:	Armstrong Second Look, #2767, 2’ x 4’ acoustical ceiling tile, scored to look like 2’ X 2’.

Ceiling Grid:	15/16” grid system, Class A, white.

Carpet:	Milliken 36” square Cushioned Modular Carpet Custom DR# XX158029-01

Base:	4” cove base – dark gray.

Resilient Floors:	Vinyl composition tile as manufactured by Mannington Standard: Essentials or Designers Essentials at break rooms, storage areas and copy centers.

Painting:	All wall surfaces will be primed and painted with one coat flat primer and one coat flat latex finish. Sherwin Williams or Kwal-Howells as follows based upon Kwal-Howells color codes:

#7316N Iron Orange LRV 30
#8165D Antique Pine LRV 29
#8663W Rugged Trail LRV 51
#8445D Violet Kohl LRV 18

Window Treatments:
Surface mounted horizontal 1” aluminum blinds with 2” valance at window hardware. Manufacturer: Hunter Douglas (or equal) Style: Celebrity Color: To match mullions (Upgrades are available)

Plumbing:	Break room sink with cold water only. 1/2” pipe, 2” drain line & 2” vent to tie to existing wet column, where available. Insta-hot provided as an upgrade, larger unit available for dishwashers.

E-2

HVAC:

Criteria:	Supply - Titus square ceiling 24” x 24” adjustable high performance round neck horizontal-to-vertical discharge pattern – TMSA – steel Return – Titus return grilles and registers 24” x 24”

Lighting:	Existing 2 foot by 4 foot T8, F32 with electronic ballast fluorescent fixtures with new prismatic A12 lenses. All fixtures will be relamped and reballasted. Fixtures will be spaced at 1 per 100 square feet in open areas and 1 per 80 square feet in office areas.

Electric Distribution:

Branch circuit panels (120/208V).

Duplex outlets on 20 amp circuits. One outlet per 75 usable square feet. Telephone outlets with  3/4” conduits stubbed to ceiling space only. One outlet per 75 usable square feet. Furniture vendor will supply duplex receptacles, phone and data receptacles for workstations. Distribution provided from power poles.

Exit Signage:	Illuminated exit signage shall be provided as required to identify all means of egress, exit ways and exits.

Emergency Power & Lighting:	Included in base building for emergency egress.

Fiber Optics:	Tenant option: Tenant to negotiate with provider.

Fire Alarm:	Proprietary Vendor for Fire Alarm. Fire alarm work to be provided by Siemens Building Technologies, Landis Division or other Landlord approved vendor. Siemens or approved vendor to provide shop drawings, permit, devices & installation thereof, wiring pulling, (conduit and stub ups to be provided by Division 16 contractor), terminations & programming.

Computer Room:	The computer room shall be equipped with a supplemental HVAC unit (Trane, Carrier or equivalent) to be sized based upon the requirements of the computer room as outlined on the Space Plan, not to exceed seven (7) tons. The finish of the computer room shall be consistent with this Finish Plan and shall not include raised access flooring, ramp, stair, power distribution panel, introgen chemical fire suppression system with preaction wet fire sprinkler system, or fire rated partitions. To the extent Tenant desires to add raised access flooring, ramp, stair, power distribution panel, introgen chemical fire suppression system with preaction wet fire sprinkler system, or fire rated partitions or any of the foregoing, same shall be at Tenant’s sole cost and expense and constitute Changes (defined in Exhibit E).

E-2

EXHIBIT F

JANITORIAL SPECIFICATIONS

PUBLIC AREAS

DAILY:

1.	Empty wastebaskets and trash containers. Insert liners.
2.	Transport trash to designated areas as needed
3.	Empty and damp clean cigarette receptacles
4.	Dust mop hard surface floors
5.	Damp mop hard surface floors
6.	Dust all horizontal surfaces to hand heights (72 inches)
7.	Clean lobby glass, including front door
8.	Vacuum carpets and spot clean stains
9.	Polish stainless steel in elevators
10.	Spot clean non-stainless steel surfaces in elevators
11.	Spot clean walls, doors, door frames, partitions, light switches, push plates, handles and railings
12.	Clean drinking fountains
13.	Sweep and polish outside entrances
14.	Turn out lights and properly secure building
15.	Sweep stairways

WEEKLY:

1.	Dust railings in stairways
2.	Spray buff resilient tile floors
3.	Wash all entrance glass
4.	Pick up litter in garage
5.	Clean elevator tracks and saddles
6.	Damp mop stairways

MONTHLY:

1.	Shampoo elevator carpets
2.	Spot wash doors and door frames
3.	Wash non-steel surfaces in elevators
4.	Dust top of hallway lights
5.	Clean marble floors

QUARTERLY:

1.	Shampoo carpet in garage elevator and entrance mats
2.	Wash entrance doors from garage to office building

PREMISES

DAILY:

1.	Empty wastebaskets; insert liners
2.	Transport trash to designated space
3.	Empty and damp clean ash trays
4.	Dust horizontal surfaces of all furniture, including desks, chairs, tables, file cabinets, bookcases, shelves, etc.
5.	Clean and sanitize drinking fountains
6.	Spot clean reception lobby glass
7.	Spot clean interior glass in partitions and doors
8.	Remove fingerprints from doors, frames, light switches, kick and push plates and handles
9.	Papers on desks, drafting tables, filing cabinets, etc. are not to be disturbed
10.	Dust mop hard surface floors
11.	Damp mop for spillage on hard surface floors
12.	Vacuum carpet and spot clean small spots as necessary
13.	Turn out lights and properly secured doors

WEEKLY:

1.	Spot clean walls around light switches, doors, push plates, etc.
2.	Damp mop hard surface floors
3.	Spray buff resilient tile floors
4.	Clean entrance door glass

MONTHLY:

1.	Dust Venetian blinds

QUARTERLY:

1.	High dust to include the following: pictures, frames, charts, graphs, and similar wall hangings not reached in nightly cleaning.

2.	Dust vertical surfaces, such as walls, partitions, ventilating louvers and other surfaces not reached in nightly cleaning.

Landlord shall utilize commercially reasonable efforts to cause its janitorial service not to disturb papers/material in Tenant’s offices.

PUBLIC WASHROOM CLEANING SCHEDULE

DAILY:

1.	Clean, sanitize and polish all vitreous fixtures including toilet bowls, urinals, and hand basins
2.	Clean, sanitize all flush rings, drain, and overflow outlets
3.	Clean and polish all chrome fittings
4.	Clean, sanitize all toilet seats
5.	Clean and polish all glass and mirrors
6.	Empty all containers and disposal
7.	Wash and sanitize exterior of all containers
8.	Empty and sanitize interior of all sanitary containers
9.	Spot clean metal partitions tops
10.	Remove spots, stains, splashes from area adjacent to hand basins
11.	Remove fingerprints from doors, frames, light switches, kick and push plates handles, etc.
12.	Refill all dispensers to normal limits - napkins, soap, tissues
13.	Dust mop floor
14.	Damp mop and sanitize floor

WEEKLY:

1.	Low dust all horizontal surfaces to hand heights, including sills, moldings, shelves, frames, ducts and heating/air conditioning outlets
2.	Dust top of metal partitions

MONTHLY:

1.	High dust above hand height all horizontal surfaces including shelves, ledges, and moldings
2.	Machine scrub floors

SEMI-ANNUALLY:

1.	Wash and sanitize metal partitions

EXHIBIT G

TENANT ESTOPPEL

                    , 200

Re:	Lease dated , 200 (the “Lease”), by and between North Federal Highway, L.L.C. (“Landlord”), and @ (“Tenant”), covering approximately @ square feet (the “Premises”) in the real estate project located at 6451 North Federal Highway, Fort Lauderdale, Florida (the “Project”).

Ladies and Gentlemen:

The undersigned, as [Tenant] [Landlord], we hereby certifies to you as follows:

1. [ONLY IF LANDLORD REQUESTS ESTOPPEL: Tenant is the tenant under the Lease and has unconditionally accepted possession of and now occupies the Premises pursuant to the terms of the Lease, except for:                                         .] The Lease is in full force and effect and is the valid and binding obligation of [Tenant] [Landlord].

2. [ONLY IF LANDLORD REQUESTS ESTOPPEL: All improvements, alterations and space required to be furnished according to the Lease have been completed to the satisfaction of Tenant, all sums required to be paid by Landlord to Tenant in connection with the improvements (including, without limitation, any tenant allowance or rebate) have been paid in full, and all other conditions precedent to the commencement of the term of the Lease have been satisfied. The Premises comply with any warranties made by Landlord in the Lease.]

3. As of the date hereof, Landlord has performed all of its obligations under the Lease and neither [Tenant] [Landlord] nor, to the best of [Tenant’s] [Landlord’s] knowledge, [Tenant] [Landlord], is currently in default under the Lease and, to the best of [Tenant’s] [Landlord’s] knowledge, no event has occurred which with the giving of notice or passage of time would constitute such a default.

4. There have been no representations or promises made by Landlord to Tenant except as set forth in the Lease, and the Lease has not been modified, altered or amended (in writing or orally) except as follows:                                         .

5. As of the date hereof, there are no off-sets, defenses, counterclaims or credits against rentals, nor have rentals been prepaid for more than one month in advance.

6. The Lease commenced on                     , the Lease term expires on                      and there are no renewal or expansion options except as set forth in Sections              and              of the Lease. [ONLY IF LANDLORD REQUESTS ESTOPPEL: Tenant has no purchase options or rights of first refusal, except as expressly provided in the Lease, under the Lease with respect to sale of the Project. Tenant has no cancellation rights except as expressly provided in the Lease.]

7. [ONLY IF LANDLORD REQUESTS ESTOPPEL: Tenant is the legal and equitable owner and holder of the leasehold interest in the Lease and Tenant has not assigned, transferred or

G-1

encumbered its interest under the Lease nor has Tenant sublet all or any portion of the Premises, except as follows:                                                              .]

8. As of the date hereof, all rental and other payments due under the Lease are current and the next rental payment is due on                     , 200   in the amount of $            .

9. Additional rent for operating, maintenance, repair expenses, property taxes and assessments and other such expenses and charges (collectively, the “Operating Expenses”) is payable as provided in the Lease and has been paid in accordance with Landlord’s rendered bills through                     , 200  . Tenant’s Pro Rata Share is     %. The next payment of Operating Expenses is due on                     , 200   in the amount of $             for the period of                     .

10. Landlord holds a security or other deposit pursuant to the Lease in the amount of $            .

11. To the best of [Tenant’s][Landlord’s] knowledge, the Premises are in good order and condition, reasonable wear and tear excepted.

12. There are no pending, or to [Tenant’s] [Landlord’s] knowledge threatened, actions, voluntary or involuntary, against [Tenant] [Landlord] under federal or state bankruptcy or insolvency laws.

13. This letter shall inure to your benefit and to the benefit of your successors and assigns and shall be binding upon the undersigned and the undersigned’s heirs, personal representatives, successors and assigns.

14. The undersigned individual executing this letter on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this letter on Tenant’s behalf.

The above statements are made with the understanding that Purchaser will rely on them in connection with the above-mentioned acquisition.

Very truly yours,

By:
Its:

G-2

EXHIBIT H

FORM OF TENANT’S MONUMENT SIGNAGE

[INTENTIONALLY DELETED]

H-1

EXHIBIT I

EXPANSION RIGHTS

A.	Expansion Option.

1. Subject to and upon the terms, provisions and conditions set forth in this Exhibit I, Tenant shall have, and is hereby granted, a one time option (the “Expansion Option”) to lease those certain premises (hereinafter sometimes called the “Expansion Premises”) located on Floor 8 of the Building and consisting of approximately 16,017 Rentable Square Feet, as reflected on the floor plan attached hereto and made a part hereof for all purposes as Exhibit I-1 by written notice to Landlord no later than October 1, 2004. If Tenant exercises the Expansion Option and rents the entire 8th Floor of the Building, the 8th Floor shall be deemed to have 33,732 Rentable Square Feet. If Tenant does not exercise the Expansion Option within the required time period, the Expansion Option shall be deemed waived. In addition to the foregoing, Expansion Option shall automatically terminate, if not previously exercised, thirty (30) days after Landlord has advised Tenant, in writing, that Landlord has leased 94,000 Rentable Square Feet of the approximately 140,000 Rentable Square Feet in the Building which is vacant at the time of the execution of this Lease.

2. The Expansion Option may be exercised only if, at the time of such exercise and at the time of Landlord’s delivery of the Expansion Premises to Tenant (a) no Event of Default exists and (b) Tenant is in possession of the entire Premises. If such condition(s) are not satisfied, any purported exercise of the Expansion Option shall be null and void. No assignee of Tenant or sublessee of the Premises may exercise the Expansion Option other than an assignee of Tenant pursuant to a Permitted Transfer (defined in Section 8.1(A) of the Lease), however this provision shall not prevent Tenant from exercising the Expansion Option to enable a sublessee pursuant to a Permitted Transfer (defined in Section 8.1(A) of the Lease to utilize the Expansion Premises.

3. If Tenant elects to exercise the Expansion Option, the Expansion Premises shall be subject to all of the terms, covenants and conditions of this Lease. Tenant’s obligation to pay the Rent for the Expansion Premises shall commence on the date (the “Expansion Rental Commencement Date”) Landlord receives a temporary certificate of occupancy or a certificate of occupancy for the Expansion Premises and tenders possession of the Expansion Premises to Tenant, subject to the completion of items on the Punch List (defined in Exhibit I-2) and subject to adjustment as a result of Tenant Delay (defined in Exhibit I-2) as provided in Exhibit I-2, and shall expire on the Lease Term.

4. If Tenant elects to lease the Expansion Premises, Landlord will furnish the Expansion Premises to Tenant, and Tenant will accept the Expansion Premises, in its then current condition (i.e. “AS IS” and “WITH ALL FAULTS”) except for the representations and warranties made by Landlord as specifically set forth in Exhibit I-2. Landlord shall construct and install leasehold improvements in the Expansion Premises in accordance with Exhibit I-2. Landlord shall provide Tenant with a tenant improvement allowance (the “Tenant Improvement Allowance”) for the Expansion Premises which shall be based upon the actual hard and soft cost per Rentable Square Foot of the Premises paid by Landlord in connection with initial build out of the Premises prorated based upon the remaining Lease Term from the anticipated Rental Commencement Date with respect to the Expansion Premises (i.e. If the actual hard and soft costs per Rentable Square Foot of the Premise was $25.00 per Rentable Square Feet and 60 months remain on the Lease Term on the anticipated Rental Commencement Date with respect to the Expansion Premises, the Tenant Improvement Allowance per Rentable Square Foot of the Expansion Premises would be 25.00 x 60/93 = $16.13).

B.	Right of First Offer.

1. Subject to and upon the terms, provisions and conditions set forth in this Exhibit I, Tenant shall have, and is hereby granted, a continuing right of first offer (the “Right of First Offer”) during the initial term of this Lease to lease the Expansion Premises (hereinafter sometimes called the “ROFO Premises”).

2. Tenant may exercise a Right of First Offer only if, at the time of such exercise and at the time of Landlord’s delivery of the ROFO Premises to Tenant, (a) no Event of Default exists and (b) Tenant is in possession of not less than 75% of the Premises (unless Landlord, in its sole discretion, elects to waive such condition(s)). If such condition(s) are not satisfied or waived by Landlord, any purported exercise of the Right of First Offer shall be null and void. No sublessee of the Premises may exercise a Right of First Offer, however this provision shall not prevent Tenant from exercising the Right of First Offer to enable a sublessee pursuant to a Permitted Transfer (defined in Section 8.1(A) of the Lease) to utilize the ROFO Premises.

3. If Landlord submits a proposal to lease any of the ROFO Premises that becomes vacant to any third party, Landlord will contemporaneously submit the proposal to Tenant (a “ROFO Lease Proposal”). Tenant shall have a period of ten (10) days after receipt of a ROFO Lease Proposal to irrevocably and unconditionally exercise its Right of First Offer to lease the applicable ROFO Premises. If Tenant elects to exercise the Right of First Offer, all the terms of the Lease shall apply except that the Base Rent for the ROFO Premises shall be the then Market Base Rental Rate (as defined and determined in accordance with Schedule 1.4) and the Tenant Improvement Allowance for the ROFO Premises shall be based upon the actual hard and soft costs per Rentable Square Foot of the Premises paid by the Landlord in connection with the initial build out of the Premises prorated based upon the remaining Lease Term based upon the anticipated Rent Commencement Date with respect to the ROFO Premises, however if Tenant exercises an option for ROFO Premises in the last two (2) years of the Lease Term, there shall be no Tenant Improvement Allowance. If Tenant does not exercise a Right of First Offer within such ten (10) day period, the Right of First Offer shall be waived with respect to the ROFO Premises. Any purported conditional or qualified exercise of a Right of First Offer shall be null and void. Upon Tenant’s written exercise of a Right of First Offer, Landlord and Tenant shall negotiate an amendment to the Lease evidencing same, but an otherwise valid exercise of a Right of First Offer shall be fully effective, whether or not such amendment is executed.

C.	Right of First Refusal.

1. Subject to and upon the terms, provisions and conditions set forth in this Exhibit I, Tenant shall have, and is hereby granted, a continuing right of first refusal (the “Right of First Refusal”) during the initial term of this Lease to lease those certain premises (hereinafter sometimes called the “ROFR Premises”) located on Floor 8th of the Building and consisting of the Expansion Premises, however this provision shall not prevent Tenant from exercising the Right of First Refusal to enable a sublessee pursuant to a Permitted Transfer (defined in Section 8.1(A) of the Lease) to utilize the ROFR Premises.

2. Tenant may exercise a Right of First Refusal only if, at the time of such exercise and at the time of Landlord’s delivery of the ROFR Premises to Tenant, (a) no Event of Default exists and (b) Tenant is in possession of not less than 75% of the Premises (unless Landlord, in its sole discretion, elects to waive such condition(s)). If such condition(s) are not satisfied or waived by Landlord, any purported exercise of the Right of First Refusal shall be null and void. No sublessee of the Premises may exercise a

Right of First Refusal, however this provision shall not prevent Tenant from exercising the Right of First Refusal to enable a sublessee pursuant to a Permitted Transfer (defined in Section 8.1(A) of the Lease) to utilize the ROFR Premises.

3. If Landlord executes a letter of intent to lease any of the ROFR Premises that becomes vacant to any third party, Landlord will contemporaneously submit a proposal to Tenant upon the same terms (a “ROFR Lease Proposal”). Tenant shall have a period of ten (10) business days after receipt of a ROFR Lease Proposal to irrevocably and unconditionally exercise its Right of First Refusal to lease the applicable ROFR Premises. If Tenant elects to exercise the Right of First Refusal, all the terms of the Lease shall apply except that the Rent for the ROFR Premises shall be as set forth in the ROFR Lease Proposal and the Tenant Improvement Allowance for the ROFR Premises shall be based upon the actual hard and soft costs per Rentable Square Foot of the Premises paid by the Landlord in connection with the initial build out of the Premises prorated based upon the remaining Lease Term, however if Tenant exercises an option for ROFR Premises in the last two (2) years of the Lease Term, there shall be no Tenant Improvement Allowance. If Tenant does not exercise a Right of First Refusal within such ten (10) business day period, the Right of First Refusal shall be waived with respect to such space. Any purported conditional or qualified exercise of a Right of First Refusal shall be null and void. Upon Tenant’s written exercise of a Right of First Refusal, Landlord and Tenant shall negotiate an amendment to the Lease evidencing same, but an otherwise valid exercise of a Right of First Offer shall be fully effective, whether or not such amendment is executed.

4. If Landlord does not receive written notice from Tenant of its exercise of the Right of First Refusal within said ten (10) business day period, Landlord shall have the right thereafter to lease the applicable ROFR Premises for an effective rental rate not less than ninety-five percent (95%) of the effective rental rate reflected by the Offer Lease Proposal, and without material change to the other terms and conditions set forth therein.

EXHIBIT I-1

PLAN OF EXPANSION PREMISES

EXHIBIT I-2

AGREEMENT FOR CONSTRUCTION

THIS AGREEMENT FOR CONSTRUCTION (this “Agreement”) is attached to and made part of the Lease dated as of                     , 20    , made by and between NORTH FEDERAL HIGHWAY, L.L.C., a Delaware limited liability company, as landlord (“Landlord”), and COMPHEALTH, INC., a Delaware corporation, as tenant (“Tenant”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord certain space (the “Premises”) located in the building commonly known as 6451 North Federal Highway, Fort Lauderdale, Florida. Capitalized terms used herein, unless otherwise defined in this Agreement, shall have the respective meanings assigned to them in the Lease.

Landlord and Tenant agree as follows:

1. Work.

a. Subject to the provisions of the Lease and this Agreement, Landlord shall cause to be performed, at Tenant’s expense, certain improvements to the Premises to make the Premises ready for Tenant’s occupancy (the “Work”).

b. Subject to the provisions of the Lease and this Agreement, Landlord shall proceed diligently to cause the Work to be substantially completed on or before                     , 20    , subject to events beyond Landlord’s reasonable control, including, without limitation, any of the items set forth in Subsections 3(a) through (f), inclusive, of this Agreement. Notwithstanding the foregoing, Landlord shall not be liable for failure to substantially complete the Work on or before said date.

c. Tenant shall provide Landlord’s architect with a preliminary conceptual layout of the Premises (the “Space Plan”) for use in evaluation of space utilization in the Expansion Premises. Not more than ten (10) business days after receipt of the Space Plan, Landlord shall notify Tenant either of its approval thereof, which approval shall not be unreasonably withheld, or of the changes required thereto. If Landlord notifies Tenant that changes are required, Tenant shall promptly submit to Landlord, a Space Plan amended in accordance with the changes so required. Landlord shall promptly thereafter cause plans and specifications (the “Plans”) to be prepared and delivered to Tenant based upon the approved Space Plan. The cost of preparing the Space Plan and the Plans shall be borne by Tenant (however, the Tenant Improvement Allowance, if any, may be used for payment of such cost). Not more than five (5) business days after Tenant’s receipt of the Plans, Tenant shall notify Landlord either of its approval thereof, which approval shall not be unreasonably withheld, or of changes required thereto. If Tenant notifies Landlord that changes are required, Landlord shall promptly submit to Tenant, the Plans amended in accordance with the changes so required. Landlord will not commence the Work until Tenant’s approval of the Plans or the amended Plans, as the case may be. The Plans shall be subject to approvals of local governmental agencies having jurisdiction over construction. The Plans shall be revised and the Work shall be changed to incorporate any revisions to the Plans required by any local governmental agency and any work required in the Premises by any local governmental field inspector.

d. The Work to be performed by Landlord shall not include telephone voice cabling or data cabling, card reader security system, white noise system, or furniture systems which are to be completed separately by Tenant, at Tenant’s sole cost and expense. Landlord shall allow Tenant’s vendor

I-2-1

access to the Premises in accordance with the Landlord’s construction schedule prior to the Completion Date to install telephone voice lines, data lines, card reader security system, white noise system and furniture systems prior to the completion of the Work. Such access is expressly conditioned upon (i) Tenant’s vendors obtaining appropriate permits for their work from the applicable governmental authorities; (ii) the Tenant’s vendors’ work being illustrated on the construction permit Plans; (iii) Tenant’s vendors not delaying the Landlord’s architect and engineer from completing the Plans; (iv) Tenant’s vendors performing their work in a manner that does not interfere with or delay the completion of the Work; (v) Tenant’s vendors complying with jobsite rules and requirements of General Contractor (defined in section 1(f)); (vi) Tenant’s vendors complying with the time requirements of Landlord’s construction schedule; and (viii) Tenant and Tenant’s vendors complying with the provisions of Section 3 of the Lease.

e. “Changes” shall mean any revision to the Work, the Space Plan or the Plans which are (i) requested by Tenant or (ii) required by any local governmental agency or field inspector.

f. Following Tenant’s approval of the Plans, Landlord shall obtain bids from three (3) general contractors for the completion of the Work. Landlord shall deliver the bids to Tenant and Tenant shall, within seven (7) business days of such delivery, select one of the general contractors (the “General Contractor”) submitting a bid to complete the Work provided that if all of the bids exceed Landlord’s Contribution (as defined herein), Tenant shall have fourteen (14) business days from the delivery of such bids to Tenant to, at its option, review and revise the Plans in order to decrease the cost of the Work and select one of the bidders as the general contractor. Upon such selection by Tenant, Landlord shall deliver to Tenant a pricing schedule (the “Pricing Schedule”) setting forth a schedule of the Cost of Work (as defined in Section 3 of this Agreement). Landlord shall diligently proceed to review any Changes requested by Tenant. If Landlord approves Changes requested by Tenant or if Changes are required by any local governmental agency or field inspector, Landlord shall use commercially reasonable efforts to promptly determine any changes in the Cost of Work and deliver a revised Pricing Schedule to Tenant. Landlord shall revise the Pricing Schedule from time to time to reflect any further Changes since the prior Pricing Schedule. Prior to commencement of construction of the Work, Tenant shall approve or disapprove in writing the total costs shown in the Pricing Schedule or any revised Pricing Schedule within five (5) business days after Landlord submits such Pricing Schedule to Tenant. Following commencement of construction of the Work, Tenant shall approve or disapprove in writing the total costs shown in any revised Pricing Schedule within five (5) business days after Landlord submits the revised Pricing Schedule to Tenant. Landlord shall not be obligated to commence the Work until Tenant has approved the initial Pricing Schedule and all revised Pricing Schedules, if any, issued prior to commencement of the Work, and shall not be obligated to proceed with the Work until Tenant has approved any outstanding revised Pricing Schedule. If approval of any revised Pricing Schedule is not received by Landlord within the five (5) business day period, (i) if Tenant has requested Changes, Tenant shall be deemed to have abandoned its request for Changes, or (ii) if the Changes were required by a local governmental agency or a local governmental field inspector, Tenant shall be deemed to have approved such costs. If Landlord approves Changes requested by Tenant and Tenant approves the revised Pricing Schedule, the Work to be performed by Landlord shall include the revisions to the Work shown in the revised Plans and the total costs of such revisions to the Work and the Plans requested by Tenant shall be included in the Cost of Work. The cost of Changes required by any local governmental agency or local governmental field inspector, including the cost of revisions of the Plans, shall be added to and included in the Cost of Work.

g. Landlord’s designated construction manager (the “Construction Manager”) shall be retained at a cost of three percent (3%) of the Cost of Work to act as construction manager for the Work.

I-2-2

h. Landlord, at its sole option, may change mechanical plans and specifications where necessary for the installation of air conditioning systems and ductwork, heating, electrical and plumbing and other mechanical plans for the Work if Landlord, acting in a commercially reasonable manner, determines same is required; provided that any such changes shall not materially and adversely affect Tenant’s use and occupancy of the Premises for its intended purpose.

i. In the design of the Work, Tenant agrees to comply with floor loading limitations established by Landlord.

j. Within two (2) business days from the date Landlord selects the General Contractor to perform the Work Landlord shall provide Tenant with a copy of Landlord’s construction schedule for the Work prepared by the General Contractor. Landlord shall utilize its good faith efforts to cause its General Contractor to incorporate into the construction schedule the time frame for the installation of the telephone voice lines, data lines, card reader system and furniture systems by Tenant’s vendors prior to the Completion Date.

k. During the performance of the Work Landlord shall cause its General Contractor to hold construction meetings on a weekly basis to discuss the status of completion of the Work. Landlord shall provide Tenant and it’s construction consultant, if any, with notice of the meeting so that Tenant and its construction consultant shall have the opportunity to attend the meetings.

2. Cost of the Work.

a. Landlord shall contribute the applicable Tenant Improvement Allowance, if any, as provided in the Lease as Landlord’s share of the Cost of the Work.

b. Tenant shall pay Landlord, as additional rent under the Lease and within twenty (20) days after Landlord’s demand therefor, the excess of the Cost of Work over the amount of the Tenant Improvement Allowance. If the Cost of Work is less than the Tenant Improvement Allowance, Tenant shall not be entitled to receive a payment or a credit for such difference. If the Pricing Schedule or any revised Pricing Schedule shows that Tenant owes Landlord any amount on account of the excess of the Cost of Work over the Tenant Improvement Allowance, Tenant shall pay Landlord such amount within twenty (20) days after issuance of such Pricing Schedule and Landlord shall not be obligated to commence or proceed with the Work until Tenant has paid Landlord such amount Landlord agrees to use any such amount paid by Tenant for payment for the Work as the Work progresses.

c. The “Cost of Work” shall mean and include the following costs attributable by Landlord to the Work: the cost of all materials and labor; general conditions (such as rubbish removal, hoisting, permits, temporary facilities, safety and protection, cleaning, tools, blueprints and reproduction, telephone, temporary power, field supervision and the like); premium cost of workmen’s compensation, public liability and casualty insurance charged by contractors; contractor’s charges for profit, overhead and fees; and architectural and engineering fees and design charges for the Plans and for revisions thereto which are Tenant’s obligation to pay hereunder.

d. Any unutilized portion of the Tenant Improvement Allowance, if any, shall be credited against the next ensuing Base Rent payments after the Completion Date.

3. Delays in Work. Notwithstanding the date provided in Lease or this Agreement for substantial completion of the Work, the Expansion Rental Commencement Date shall be the earlier of (i) the date that the Completion Date (defined in Section 4) below has occurred and Landlord has tendered possession of the Expansion Premises to Tenant; or (ii) the date on which Landlord would have achieved

I-2-3

the Completion Date and tendered possession of the Expansion Premises to Tenant, but for delays attributable to any of the reasons set forth in Subsections 3(a) through (f) inclusive (collectively, “Tenant Delay”):

a. Tenant’s failure to approve any plans required to be approved by Tenant when required hereby; or

b. Tenant’s failure to approve any Pricing Schedule or revisions thereto within the times prescribed hereby; or

c. Tenant’s request for materials, finishes, installations or construction procedures other than those within the scope of the Plans; or

d. Delay in commencement of the Work on account of Tenant’s failure to pay for any portion of the Cost of Work as and when payable by Tenant hereunder; or

e. Changes requested by Tenant in the Work or in the Plans (notwithstanding Landlord’s subsequent approval of any such Changes); or

f. Any other act omission or delay by Tenant, its agents, contractors or persons employed by any of such persons which delays the substantial completion of the Work.

Promptly after the Completion Date, the parties will execute the Commencement Certificate attached as Exhibit D to the Lease, setting forth the actual Expansion Rental Commencement Date and Expiration Date of the Lease, as so modified, so that said dates are certain and such instrument, when executed, is hereby made a part of the Lease and incorporated herein by reference. In the event Landlord and Tenant are unable to agree as to whether a Tenant Delay has occurred and the length of any Tenant Delay, a certificate of the General Contractor (defined in Section 1(f)) as to whether a Tenant Delay has occurred and the length of any Tenant Delay shall be binding on the parties.

4. Completion - Punch List. When Landlord’s architect considers the Work to be substantially complete or about to be substantially completed, Landlord shall notify Tenant as to the date or anticipated date of substantial completion and of a time and date for inspection of the Work. If such time and date are not acceptable to Tenant, Landlord and Tenant shall mutually agree upon another time and date, provided that Tenant shall not unreasonably delay such inspection. Landlord and Tenant agree to inspect the Expansion Premises at such time and on such date and to execute at the time of such inspection Landlord’s form of inspection report which shall be prepared by Landlord’s architect and shall list items designated by said architect as not yet completed and any additional items which Landlord and Tenant acting reasonably and in good faith agree upon during such inspection are not yet completed, none of which shall materially interfere with Tenant’s ability to use and occupy the Expansion Premises for their intended purpose (said list is hereafter referred to as a “Punch List”). If the Work is substantially completed in accordance with the Plans, subject only to the completion of the Punch List, Tenant agrees to also execute at the time of such inspection a written statement that the Expansion Premises have been substantially completed in accordance with this Agreement subject only to the items listed on the Punch List. If items remaining to be completed which would materially interfere with Tenant’s use and occupancy of the Expansion Premises for their intended use, Tenant, acting in a commercially reasonable manner, shall not execute the inspection report until the items which would materially interfere with Tenant’s use and occupancy of the Expansion Premises for their intended use have been completed at which time Tenant will execute a written statement that the Premises have been substantially completed in accordance with this Agreement subject only to the items listed on the Punch List. Tenant agrees that, at the request of Landlord from time to time after the initial inspection, Tenant shall initial such Punch

I-2-4

List or execute revised Punch Lists to reflect partial completion of prior Punch List items, to the extent such Punch List items have been completed to Tenant’s reasonable satisfaction. Tenant’s acknowledgment in writing that the Expansion Premises are substantially complete and acceptance of possession of the Premises shall not relieve Landlord of its obligations to promptly complete all Punch List items. Landlord shall utilize its good faith efforts to complete all Punch List items within thirty (30) days of the Completion Date or such longer period of time as is reasonably required due to the nature of the Punch List items. Landlord shall also promptly obtain a certificate of occupancy. The “Completion Date” shall mean the date upon which Landlord shall have substantially completed the Work substantially in accordance with the Plans, subject only to the completion of the Punch List, which Punch List shall not include any items which will materially interfere with Tenant’s ability to use and occupy the Expansion Premises for their intended purpose and Landlord has obtained a temporary certificates of occupancy for the Expansion Premises.

5. Landlord’s Entry After Substantial Completion. At any time after substantial completion of the Work or the Commencement Date of the Term of the Lease, whichever occurs first, Landlord may enter the Premises to complete Punch List items, and such entry by Landlord, its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease, or impose any other liability upon Landlord, its agents, beneficiaries, employees or contractors.

6. Miscellaneous.

a. The Work shall be done by Landlord, or its designees, the General Contractor or subcontractors, in accordance with the terms, conditions and provisions herein contained.

b. Except as expressly set forth herein or in the Lease, Landlord has no agreement with Tenant and has no obligation to do any other work with respect to the Premises. Any other work in the Premises which Tenant may be permitted by Landlord to perform prior to commencement of the Term shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease, and shall be subject to such other requirements as Landlord deems necessary or desirable. Any additional work or alterations to the Premises desired by Tenant after the commencement of the Lease shall be subject to the provisions of the Lease.

c. If the Plans require the construction and installation of more telephone/electrical closets than the number regularly provided by Landlord in the portion of the Building in which the Premises are located, Tenant shall pay a costs and expenses arising from the construction and installation of such additional telephone/electrical closets.

d. Any person signing this Agreement on behalf of Landlord and Tenant warrants and represents he or she has the authority to do so.

e. This Agreement shall not be deemed applicable to any additional office space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions thereto in the event of a renewal or extension, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

f. With respect to any amounts owed by Tenant hereunder and not paid when due or Tenant’s failure to perform its obligations hereunder, Landlord shall have all of the rights and remedies

I-2-5

granted to Landlord under the Lease for non-payment by Tenant of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

7. Warranty. Landlord represents and warrants to Tenant that as of the Completion Date the Work shall be completed in a good and workmanlike manner substantially in accordance with the Plans and the Changes, subject only to the completion of the Punch List items, and the Premises shall be habitable for its intended use as evidenced by the issuance of a temporary certificate of occupancy by the applicable governmental authorities.

8. Liability of Landlord. Notwithstanding anything set forth herein, the liability of Landlord, any agent of Landlord, or any of their respective officers, directors, shareholders, partners or employees, for or in respect of any default by Landlord under the terms of this Agreement or in respect of any other claim or cause of action, shall be limited to Landlord’s equity interest in the Building, and Tenant agrees to look solely to Landlord’s equity interest in the Building for the recovery and satisfaction of any judgment against Landlord, any agent of Landlord, or any of their respective officers, directors, shareholders, partners or employees.

9. Amendment. This Agreement may be amended or modified by a written instrument executed by Landlord and Tenant.

I-2-6

EXHIBIT J

PARKING

1. Landlord hereby agrees to make available to Tenant, and Tenant hereby agrees to take, during the full term of this Lease, including any subsequent renewal and expansion options, permits (the “Parking Permits”) to park automobiles at a ratio of six (6) permits per 1,000 square feet of Rentable square feet of the Premises in the unassigned parking areas located throughout the parking facilities located adjacent to the Building (the “Parking Facilities”), upon the terms and conditions of this Exhibit K.

2. Fifty-nine percent (59%) of the Parking Permits (the “Covered Space Parking Permits”) shall permit Tenant to use unassigned covered parking spaces in the Parking Facilities. The remainder of the Parking Permits shall permit Tenant to use uncovered parking spaces in the Parking Facilities (“Uncovered Space Parking Permits”).

3. The fees for the Covered Space Parking Permits and the Uncovered Space Parking Permits shall be included in the Base Rent and shall be paid as part of the Base Rent, during the initial, expansion and renewal terms.

4. If the parking spaces covered by any of the Parking Permits are not available or become unavailable to Tenant (due to causes beyond the reasonable control of Landlord) during any portion of the term of this Lease, Landlord shall use good faith efforts to make available to Tenant alternate parking spaces located reasonably near the Building until the parking spaces covered by the Parking Permits are made available to Tenant.

5. Tenant’s right to park in the Parking Facilities shall be non-exclusive and Tenant’s use of the Parking Permits shall be subject to such rules and regulations as may be promulgated by Landlord or the operator of the Parking Facilities from time to time.

6. Upon the occurrence of an Event of Default, Landlord shall have the right (in addition to all other rights, remedies and recourse hereunder and at law) to suspend any or all of the Parking Permits without prior notice or warning to Tenant.

7. Landlord reserves the right in its sole and absolute discretion to determine whether the Parking Facilities are or are becoming overburdened, to allocate and assign parking spaces among Tenant and other tenants, to reconfigure the Parking Facilities, and/or to modify the existing ingress to and egress from the Parking Facilities as Landlord shall deem appropriate, provided that the number of covered and uncovered parking spaces shall not be decreased.

8. Use of the Parking Facilities is at the sole risk of the users of such facilities, and Landlord assumes no liability for personal injury, theft or property damage, or any other loss occurring during, as a result of, or in connection with such use. Landlord shall have no liability whatsoever to Tenant or any other person (including, without limitation, Tenant’s agents, employees, invitees, guests, clients or customers) for any property damage to vehicles or their contents and/or personal injury which might occur as a result of or in connection with the parking of vehicles in or about the Building. Tenant shall indemnify and hold Landlord harmless from and against any and all costs, claims, causes of action, and expenses (including reasonable attorneys’ fees) which Landlord may incur in connection with or arising out of use of the Parking Facilities by

J-1

Tenant and/or Tenant’s agents, employees, invitees, guests, clients or customers except to the extent caused by the negligence or intentional misconduct of Landlord.

9. To ensure that only those parties designated by Tenant are using the Parking Facilities, Tenant shall provide Landlord with a complete list of the names of all of Tenant’s employees issued access cards, which list shall contain the corresponding license plate numbers of those vehicles owned, leased or used by each of said employees. Such list shall be updated by Tenant periodically, as necessary, and shall contain a specific designation as to which vehicles of which employees have been issued decals for parking spaces.

11. Tenant may request up to fifteen (15) reserved parking spaces be provided by Landlord (the “Reserved Parking Spaces”) out of the total Parking Permits provided to Tenant. Any Reserved Parking Spaces requested by Tenant and provided by Landlord shall be billed at the rate of Fifty and No/100 Dollars ($50.00) per space per month, which amount shall automatically increase three percent (3%) per year during each year of the Lease Term. All payments for Reserved Parking Spaces shall be considered additional rent under the Lease.

12. This Section shall not be deemed to create a bailment between the parties hereto, it being expressly agreed and understood that the only relationship created between Landlord and Tenant pursuant to this Exhibit J is that of licensor and licensee, respectively.

13. Landlord shall utilize commercially reasonable efforts to provide lighting in the Parking Facilities during Business Hours (defined in Section 5.3(A)) and on Monday through Friday after the end Business Hours until 10:00 P.M.

J-2

EXHIBIT K

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (the “Guaranty”) is made as of the 18th day of November, 2002, by CMS CAPITAL VENTURES, INC. (“Guarantor”), a Delaware corporation, having an address at                             , to NORTH FEDERAL HIGHWAY, L.L.C. a Delaware limited liability company (“Landlord”), having an office at c/o Legg Mason Real Estate Services, Inc., 1735 Market Street, 12th Floor, Philadelphia, Pennsylvania 19103.

RECITALS

A. Pursuant to the Lease Agreement (the “Lease”) dated as of even date herewith, between Landlord and CompHealth, Inc., a Delaware corporation (“Tenant”), Tenant will lease from Landlord certain premises in the building (the “Building”) located at 6451 North Federal Highway, Pompano, (Broward County), Florida, and more particularly described in the Lease.

B. Landlord is unwilling to execute the Lease unless Guarantor executes this Guaranty.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Landlord to execute the Lease, Guarantor agrees as follows:

1. DEFINITIONS. The term “Lease” as used herein means the Lease as it may be modified, supplemented, expanded, extended or renewed from time to time. The term “Obligations” as used herein means all obligations of Tenant under the Lease, including but not limited to Tenant’s obligation to pay all rent and additional rent due and owing under the Lease. Any capitalized terms not defined in this Guaranty shall have the meanings ascribed thereto in the Lease.

2. WARRANTIES AND REPRESENTATIONS. Guarantor warrants and represents that (i) it owns a majority interest in Tenant and will benefit from the Lease; (ii) Guarantor is duly authorized to executed and deliver this Guaranty, which is enforceable in accordance with its terms; and (iii) the making and performance of this Guaranty by Guarantor will not result in any breach of any term, condition or provision of, or constitute a default under, any contract, agreement or other instrument to which Guarantor is a party or by which Guarantor may be bound, or result in a breach of any regulation, order, writ, injunction or decree of any court or any commission, board or other administrative agency entered in any proceeding to which Guarantor is a party or by which Guarantor may be bound.

3. GUARANTY OF PAYMENT AND PERFORMANCE. Guarantor hereby irrevocably and unconditionally guarantees the punctual payment, performance and fulfillment of all of the Obligations and hereby agrees to fully defend, indemnify and hold Landlord harmless from and against any proximate, reasonable and direct cost, claim, liability, damage or expense (including, but not limited to, reasonable attorneys’ fees) which Landlord incurs in the event Tenant does not punctually pay, perform and/or fulfill all of the Obligations; however, in no event shall Guarantor be liable for any special, consequential or punitive damages. This Guaranty is a guaranty of payment and not of collection.

4. WAIVER. Guarantor waives and renounces any and all homestead exemption rights against the Obligations and also waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty. Notwithstanding the foregoing, Landlord shall utilize good faith efforts to provide Guarantor with copies of all notice sent to Tenant pursuant to the terms of the Lease.

5. GUARANTY IS DIRECT. This Guaranty is direct and immediate and may be enforced without prior resort by Landlord to any right of dispossession or other remedies it may have under the Lease or against Tenant or any other person or against any security or collateral and without the necessity of any suit or proceedings by Landlord of any nature whatsoever against Tenant. Guarantor’s obligations under this Guaranty are independent of the obligations of Tenant, and a separate action or actions may be brought and prosecuted against Guarantor, whether or not action is brought against Tenant or any other guarantor or whether or not Tenant or any other guarantor is joined in such action or actions.

6. GUARANTY IS ABSOLUTE. This Guaranty is absolute and is not conditioned in any way upon the genuineness, validity, regularity or enforceability of the Lease or the Obligations.

7. PAYMENT OF EXPENSES. All losses, damages, reasonable attorneys’ fees and other reasonable costs and expenses of whatsoever nature which Landlord incurs in connection with or incidental to the enforcement of the performance of any of Guarantor’s obligations under this Guaranty shall immediately be payable by Guarantor to Landlord.

8. LATE PAYMENTS. If Guarantor fails to pay any amount payable under this Guaranty when such amount is due, interest on such amount (other than on any interest under this Section) shall accrue at the rate of two percent (2%) above the Prime Rate; provided, however, that if such interest is limited by law to a lesser amount, Landlord shall be entitled to the maximum amount of interest permitted by law. The “Prime Rate” shall be the rate of interest announced from time to time by Citibank, N.A. or its successor as its prime rate.

9. LANDLORD’S RIGHTS. Without notice to or further assent by Guarantor, Landlord, in its sole and absolute discretion, may at any time or times it so determines, and upon such terms and conditions as it so determines, (i) extend or modify the time, manner, place or terms of payment or performance of, or otherwise modify, amend, renew, supplement, change or waive the terms and conditions of, any of the Obligations or the Lease, (ii) in the event that any security or collateral at any time secures any of the Obligations, release any of such security or collateral without obtaining other security or collateral in substitution therefor, (iii) in the event of any default in the payment, performance or fulfillment of the Obligations, sell, assign, transfer and deliver any of such security or collateral at public or private sale, at any time or place selected by Landlord, at such prices and upon such terms and conditions, including on credit and/or for future delivery, as it may deem proper, without demand, advertisement or notice of sale to Guarantor, which are hereby waived, and, if such security or collateral as disposed of at private sale, Landlord shall be relieved of any liability or claim for inadequacy of price, and at any sale Landlord may itself purchase the property so sold, free from any right of redemption or subrogation of Guarantor, which is hereby waived and released, and (iv) settle or compromise any of the Obligations with or discharge Tenant and/or any other persons who may at any time be liable thereon, whether or not they are in bankruptcy, receivership, composition, dissolution, liquidation, arrangement, reorganization or adjustment. Guarantor acknowledges that Guarantor shall remain bound on this Guaranty notwithstanding any act, omission, forbearance, delay, extension, modification, amendment, renewal, supplement, change or waiver by Landlord of any nature whatsoever, whether pursuant to the provisions of this Section or otherwise, relating to any of the Obligations or any security or collateral. Guarantor further acknowledges that none of the Obligations shall be excluded from the coverage of this Guaranty by virtue of being affected by any such act, omission, forbearance, delay, extension, modification, amendment, renewal, supplement, change or waiver.

10. WAIVER OF SUBROGATION. Notwithstanding any other provision of this Guaranty to the contrary, until such time as the Obligations have been paid or performed in full, Guarantor shall not pursue any claim or other rights which Guarantor may now have or hereafter acquire against Tenant, or any other guarantor of the Lease or of all or any of the Obligations, that arise from the existence or performance of Guarantor’s obligations under this Guaranty or the Lease (all such claims and rights are referred to as “Guarantor’s Conditional Rights”), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification, any right to participate in any claim or remedy of Landlord against Tenant or any collateral which Landlord now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from Tenant, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. If, notwithstanding the foregoing provisions, any amount shall be paid to Guarantor on account of any such Guarantor’s Conditional Rights and either (i) such amount is paid to Guarantor at any time when the Obligations shall not have been paid or performed in full, or (ii) regardless, of when such amount is paid to Guarantor, any payment made by Tenant to Landlord is at any time determined to be a Preferential Payment, then such amount paid to Guarantor shall be held in trust for the benefit of Landlord and shall forthwith be paid to Landlord to be credited and applied to the Obligations, whether matured or unmatured, in such order as Landlord, in its sole but reasonable discretion, shall determine.

11. SURVIVAL OF OBLIGATIONS. For the purposes of this Guaranty, the Obligations shall survive the termination of the Lease in accordance with its terms or by reason of a default by Tenant, and Guarantor shall remain bound to perform its obligations under this Guaranty notwithstanding such termination. Guarantor’s obligations under this Guaranty shall terminate upon the date all obligations of Tenant under the Lease have been paid in full.

12. NO RIGHT OF SETOFF. Guarantor shall not set up or claim any defense (other than the defense of payment or performance), counterclaim, setoff or other objection of any kind to any demand or claim, or to any action or proceeding, at law, in equity or otherwise, made or brought at any time hereunder by Landlord.

13. VALIDITY OF GUARANTY. The validity of this Guaranty, and Guarantor’s obligations hereunder, shall not be impaired, changed, released or limited in any manner whatsoever by reason of (i) the assertion or failure to assert by Landlord against Tenant of any of the rights or remedies of Landlord pursuant to the Lease or by law, (ii) any impairment, change, release or limitation of the Obligations of the Lease or any remedy for me enforcement thereof, (iii) the making of any assignment by Tenant, with or without notice to Landlord, of its interest under the Lease (whether or not such assignment is permitted under the Lease and whether or not it is approved by Landlord), (iv) the sale or other transfer by Guarantor of any stock of Tenant or any change in the ownership or control of such stock of Tenant, or (v) any impairment, change, release or limitation of Tenant’s Obligations under the Lease or otherwise by (A) the release or discharge of Tenant in any creditors’ proceedings, receivership, bankruptcy, insolvency, composition, dissolution, liquidation, reorganization, arrangement or adjustment or other proceedings, (B) any impairment, limitation or modification of the liability of Tenant or me estate of Tenant in receivership, bankruptcy, insolvency, composition, dissolution, liquidation, reorganization, arrangement or adjustment, or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any present or future provision of the Bankruptcy Code or any other present or future statute or from the decision of any court or other tribunal or (C) the rejection or disaffirmance of the Lease or any Obligations thereunder in any such proceedings.

14. CHANGES ONLY IN WRITING. This Guaranty cannot be changed or terminated orally and may be changed or terminated only by instrument signed by Landlord and Guarantor.

15. SEVERABILITY. If any provision of this Guaranty or its application to any person or circumstance is invalid or unenforceable to any extent, the remainder of this Guaranty, or the applicability of such provision to other persons or circumstances, shall not be affected thereby. Each provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

16. NO LIMITATION OF LANDLORD’S RIGHTS. All of Landlord’s rights and remedies under the Lease or under this Guaranty are distinct, separate and cumulative, and no such right and remedy therein mentioned is to be in exclusion of or a waiver of any of the others. In addition, none of the provisions of this Guaranty shall be construed to limit any other provisions or any rights which

Landlord may have at law, in equity, or otherwise. None of the waivers by Guarantor made in this Guaranty shall be construed to preclude or limit any others.

17. REVIEW OF DOCUMENTS BY GUARANTOR. Guarantor represents that, with the assistance of independent legal counsel of its choice, its officers have read and reviewed the Lease and any other documents given in connection with the Lease as they or their counsel deem necessary or desirable to read.

18. WAIVER OF JURY TRIAL. GUARANTOR HEREBY KNOWINGLY, WILLINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING AT LAW, IN EQUITY OR OTHERWISE, BROUGHT ON, UNDER OR BY VIRTUE OF THIS GUARANTY.

19. CONSENT TO JURISDICTION.

(a) Guarantor hereby: (i) irrevocably consents and submits to the jurisdiction of any federal or state court sitting in the jurisdiction in which the Building is located, in respect to any action or proceeding brought therein by Landlord against Guarantor concerning any matters arising out of or in any way relating to this Guaranty or the Lease; (ii) expressly waives any rights of Guarantor pursuant to the law of any other jurisdiction by virtue of which exclusive jurisdiction of its courts might be claimed; (iii) irrevocably waives personal service of any summons and complaint, and consents to the service upon Guarantor of process in any such action or proceeding by the mailing of such process by first class, registered or certified mail, postage prepaid, to Guarantor at the address set forth on the first page of this Guaranty; (iv) irrevocably waives all objections as to venue and any and all rights Guarantor may have to seek a change of venue with respect to any such action or proceeding; (v) agrees that the laws of the jurisdiction where the Building is located shall govern in any such action or proceeding and waives any defense to any action or proceeding granted or allowed by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the jurisdiction in which the Building is located; and (vi) agrees that any final judgment rendered against Guarantor in any such action or proceeding shall be conclusive and may be enforced in the jurisdiction in which the Building is located or any other jurisdiction by suit on the judgment or in any other manner provided by law, and expressly consents to the affirmation of the validity of any such judgment by the courts of the jurisdiction in which the Building is located or any other jurisdiction so as to permit execution thereon. Guarantor further agrees that any action or proceeding by Guarantor against Landlord with respect to any matters arising out of or in any way relating to the Lease shall be brought only in the jurisdiction in which the Building is located.

(b) Guarantor shall from time to time execute, acknowledge, deliver and file all further instruments reasonably necessary under the laws of any jurisdiction to make effective (i) the consent of Guarantor to jurisdiction of the state and federal courts sitting in the jurisdiction where the Building is located, and (ii) the other provisions of this Guaranty.

20. HEADINGS. The headings contained in this Guaranty are included for convenience of reference only and are not intended to modify the terms hereof.

21. SUCCESSORS AND ASSIGNS. The provisions of this Guaranty shall be binding upon Guarantor and its heirs, legal representatives, successors and assigns, and shall inure to the benefit of Landlord and its heirs, legal representatives, successors and assigns.

22. APPLICABLE LAW. This Guaranty shall be governed, and construed in accordance with, the laws of the jurisdiction in which the Building is located.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty of Lease under seal as of the date first above written.

WITNESSES:

CMS CAPITAL VENTURES, INC., a Delaware corporation

[SEAL]
Name:	Doug Warrick	Name:	Sean Dailey
		Title:	CFO

Name:	Bridget K. Smith

EXHIBIT L

ANTENNA LICENSE

THIS ANTENNA LICENSE is made and entered into as of the 18th day of November, 2002, between NORTH FEDERAL HIGHWAY, LLC, A Delaware limited liability company (“Landlord”), and CompHealth, Inc., Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease Agreement dated October     , 2002 (the “Lease”) for premises located in that certain building known as AtlawTech Tower (the “Building”) which is located at 6451 North Federal Highway in Pompano (Broward County), Florida 33308 (the “Building”); and

WHEREAS, Tenant is desirous of locating up to two (2) satellite dishes (up to two (2) feet in diameter) or antennas (up to six (6) feet high) (collectively, the “Satellite Dish”) on the roof of the Building as required by its usual and ordinary business operations; and

WHEREAS, Landlord is willing to permit same only upon the following terms and conditions.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Grant of License. Provided Tenant provides Landlord with detailed information regarding the Satellite Dish for Landlord’s prior reasonable review and approval, Landlord grants to Tenant a non-exclusive license for the term of the Lease, said term being more specifically described in Section 3 below, for the purpose of maintaining and operating a Satellite Dish on a portion of the roof located on the Building as shown on Exhibit L-1 attached hereto (the “Roof Space”). The actual location of the Roof Space shall be in Landlord’s reasonable discretion. The grant of this license is for the sole benefit of and use by Tenant and the Satellite Dish’s use shall be personal to and may not be assigned, sublet or transferred in whole or in part except pursuant to an assignment or sublease according to the Lease to be used solely by such sublessee or assignee for its own purposes. No third party may use the Satellite Dish nor may Tenant receive any fees or other payment for the use of such Satellite Dish. Landlord makes no representation or warranty as to the fitness for any purpose of the Roof Space and shall have no liability of any kind or nature directly or indirectly arising from or related to the Satellite Dish and Related Equipment as hereinafter defined.

2. Installation. Tenant shall cause the installation of the Satellite Dish with the supervision of Landlord or its property manager. All reasonable installation expenses shall be at Tenant’s sole cost and expense. Installation expenses shall include, but not be limited to, all of the incremental costs related to repairing or replacing the roof of the Building in conjunction with such installation and the cost of installation of a walkway, if necessary, providing access to the Satellite Dish (the “Walkway”). Prior to commencing the installation of the Satellite Dish and any related equipment, conduits, cables and materials located on the Roof Space or in other parts of the Building (collectively, the “Related Equipment”), Tenant shall submit plans and specifications regarding installation of the Satellite Dish and any Related Equipment to Landlord for review and reasonable approval. Tenant shall have a reasonable right of access to the chases, telephone and electrical closets located in the Building for purposes of installing, repairing and maintaining the Related Equipment, provided, however, such access shall be subject to the reasonable approval of Landlord. The plans and specifications shall include load factors, electrical platforms leading to the Satellite Dish and any other specifications as Landlord may require. Tenant agrees that Landlord may require certain aesthetic specifications concerning the appearance of the Satellite Dish and any Related Equipment, which specifications shall be in the reasonable discretion of Landlord.

3. Term. Tenant’s right to use the Roof Space shall commence on the date on which Tenant commences installation of the Satellite Dish or any of the Related Equipment, but in no event earlier than December 1, 2002, and shall terminate upon the termination of the Lease (the “Term”) as such Lease may be extended. Upon the termination hereof, the Satellite Dish, the Walkway and the Related Equipment shall be removed by Landlord at Tenant’s expense, and Tenant shall reimburse Landlord for all reasonable costs of repair of any damage to the Building and roof caused by the removal and restore the roof.

4. License Fee. INTENTIONALLY DELETED.

5. Reroofing and Repair. Tenant acknowledges that Landlord may be repairing or installing a new roof on the Building during the term of this License. Landlord, the roofing contractor or consultant and Tenant shall coordinate the repair and/or reroofing of the roof of the Building and Tenant shall pay in advance on demand all reasonable increases in costs of repair or reroofing arising from or related to the Satellite Dish, the Walkway and the Related Equipment. Furthermore, to the extent that the Satellite Dish, Walkway or any Related Equipment need to be dismantled, relocated, repaired or replaced in conjunction with such reroofing or repair, all reasonable costs and expenses shall be borne by Tenant, and Landlord shall have no liability in connection therewith, including, without limitation, any interruption in service. Landlord shall utilize commercially reasonable efforts to cause all contractors performing work on the roof to utilize due care not to cause any damage to the Satellite Dish, the walkway and the Related Equipment.

6. Permits. Prior to commencing the installation of the Satellite Dish, Walkway and/or Related Equipment, Tenant shall, at its own cost and expense, obtain each and every permit including building permits and approvals of any applicable architectural control committee for same and deliver same to Landlord. Landlord makes no representations or warranties with respect to zoning or any other approvals. If Tenant cannot obtain such necessary permits or such permits affect the Building or the Roof Space in any way by means of additional requirements unacceptable to Landlord, then this License shall be deemed null and void and of no further force and effect, unless Landlord in writing waives the conditions set forth herein.

7. Repair and Maintenance of Satellite Dish and Related Equipment. Tenant agrees that it shall keep and maintain the Satellite Dish, Walkway and the Related Equipment in good condition and repair, at Tenant’s sole cost and expense, in such a manner so as not to conflict or interfere with the use of other facilities installed in the Building and consistent with similar office buildings in Florida. Tenant shall notify Landlord of any maintenance of the Satellite Dish to be conducted and Landlord shall have the reasonable right to approve such persons in advance of the work being performed. Furthermore, Tenant agrees that it shall not damage nor shall it permit any damage to the roof or the Roof Space or the Building in conjunction with the Satellite Dish and the Related Equipment. Tenant agrees that the Satellite Dish and the Related Equipment shall be of such types and frequencies that will not cause interference with other antennas or dishes in the Building or in the office park in which the Building is located in operation at the time of Tenant’s installation. In the event the Satellite Dish or the Related Equipment cause such interference, Tenant shall immediately take all steps necessary to correct and eliminate the interference. If Tenant cannot eliminate the interference within a reasonable time of notification thereof, Landlord shall remove the Satellite Dish and Related Equipment causing the interference at Tenant’s expense. Tenant shall use reasonable efforts to notify any telephone and/or electrical service persons of the location of the Related Equipment in the Building in order to minimize any interference with such equipment. Landlord shall utilize commercially reasonable efforts to restrict other tenants of the Building from installing any satellite dishes or antennas that are of a type or use such frequencies that will interfere with other antennas or dishes in the Building.

8. Repair and Maintenance of the Roof of the Building. Tenant hereby acknowledges and agrees that Landlord, its agents, employees, contractors or anyone else permitted by Landlord to be on the roof of the Building may from time to time inspect, repair, replace or maintain the roof or any part or parts thereof, or install additional improvements or fixtures on the said roof. Tenant shall maintain the Walkway at it sole expense, except Landlord shall be liable for the cost of repairs or maintenance to the Satellite Dish, Walkway and Related Equipment caused by Landlord’s misconduct or gross negligence.

9. Compliance with Law and Warranties. Tenant, at Tenant’s sole cost and expense, agrees to keep, maintain and operate the Satellite Dish, Walkway and the Related Equipment in accordance with all applicable laws, rules, regulations, statutes, ordinances or other requirements of any kind or nature of any governmental or quasi-governmental authority or the requirements of Landlord’s insurance underwriters and in compliance with any roofing warranties. Landlord shall advise Tenant, in writing, of any requirements of Landlord’s insurance underwriters and any requirements with respect to the roof warranties which affect the Satellite Dish, Walkway and Related Equipment.

10. Alterations and Mechanic’s Liens. Tenant shall not without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make any alterations, improvements or additions to the Satellite Dish, the Related Equipment or any other materials related thereto. Tenant agrees that it shall not move the Satellite Dish, the Walkway or Related Equipment without Landlord’s consent, which consent shall not be unreasonably withheld by Landlord. In the event that Tenant desires to perform any alterations, improvements, additions, repairs or other work on the Satellite Dish, Walkway or the Related Equipment, Tenant shall first submit to Landlord a written request therefor outlining the repairs, alterations, or other matters for which Tenant is requesting Landlord’s consent. The work necessary to perform any of the repairs or alterations under this Section shall be done by employees or contractors approved in advance by Landlord subject to written contracts containing all conditions Landlord may reasonably impose, including insurance provisions. Tenant agrees that it shall defend and hold Landlord and the Building harmless from all costs, damages, and liens for labor, services or materials, related to any work done on the additions by Tenant.

11. Damage by Tenant. Subject to the waiver of subrogation as set forth in Article 4 of the Lease, which is incorporated herein by reference, if the Building, the Project, elevators, boilers, engines, pipes, electrical apparatus, or any other elements of the Building or the Building roof or any portion thereof, become damaged or destroyed through any act of Tenant, its servants, agents, employees, contractors or anyone permitted by Tenant to be working in the Building or on the Satellite Dish, Walkway or the Related Equipment, whether or not such act was a result of the negligence or willful misconduct of Tenant or any such party, then all reasonable costs for any repairs, replacements, alterations and all damages incurred by Landlord shall be borne by Tenant who shall, within thirty (30) days of demand, pay the same to Landlord.

12. Tenant’s Insurance. If Tenant’s insurance required under Article 4 of the Lease done not cover this License and the Satellite Dish, then Tenant shall with respect solely to this License and the Satellite Dish, during the entire Term, at its sole cost and expense, obtain, maintain, and keep in full force and effect insurance with commercially reasonable coverage limits issued by financially sound insurer licensed to do business in the State of Florida having a company rating not less than “B+” as to management and Class IX as to financial strength in the latest version of Best’s Insurance Guide, published by A.M. Best & Company, Oldwick, New Jersey naming Landlord, the property manager, and Interest Holder (as defined in the Lease) as additional insureds thereunder.

13. Attorneys’ Fees. In the event of any litigation or arbitration between Landlord and Tenant to enforce any provision of this License or any right of either party hereto, the unsuccessful party to such litigation or arbitration shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein.

14. Indemnification; Release. From and after the date hereof, Tenant hereby agrees to indemnify, defend, and save Landlord harmless from and against all claims, demands, liability, loss, cost, damage, or expense, including reasonable attorneys’ fees, incurred by or asserted against Landlord as a result of or arising out of this License including the installation, use or existence of the Satellite Dish, Walkway and Related Equipment by Tenant except for claims arising as the result of the negligence or intentional misconduct of Landlord. This indemnity shall survive expiration or termination of this License and/or the Lease. Tenant hereby irrevocably releases Landlord, its agents, employees, invitees or contractors, from any claims, damages, expenses or costs of any kind or nature, whether known or unknown, arising from or related to this License except for negligence or intentional misconduct of Landlord.

15. Default by Tenant. Each one of the following events is herein referred to as an “event of default”:

(a) Tenant shall fail to make due and punctual payment of any amounts payable hereunder, and such failure shall continue for ten (10) days after receipt of written notice from Landlord;

(b) Tenant shall default on any term or condition to be performed by it under the Lease and such default is not cured within the applicable cure period, if any;

(c) This License shall be transferred to or shall pass to any other person or party without Landlord’s prior written approval other than a transfer to an Affiliate (defined in Section 8.1(A) of the Lease) of Tenant or the Guarantor (defined in Section 29 of the Lease) or a Permitted Transfer (defined in Section 8.1(A)) of the Lease) which shall not require Landlord’s approval;

(d) Tenant shall fail to perform any of the other agreements, terms, covenants or conditions hereof on Tenant’s part to be performed, and such non-performance shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant, or if such performance cannot be reasonably had within such thirty (30) day period, Tenant shall not in good faith have commenced such performance within such thirty (30) day period and shall not thereafter diligently proceed to completion.

16. Remedies of Landlord. If any one or more events of default shall happen, then Landlord shall have the right, at Landlord’s election, to terminate this License by written notice to Tenant, and to pursue any other remedy provided in law or in equity for damages incurred by Landlord.

17. Notice. Any notice from Landlord to Tenant or from Tenant to Landlord shall be in writing and shall be delivered in accordance with the terms of the Lease.

18. Transmitter/Receiver. Tenant hereby agrees that, to the extent known, its transmitter and receiver shall not cause or pose any possible health risk of any kind or nature or interfere with the reception of any other tenant of the Building.

IN WITNESS WHEREOF, Landlord and Tenant have executed this License under seal as of the day and year first above written.

LANDLORD:

WITNESSES:		NORTH FEDERAL HIGHWAY, LLC a Delaware limited liability company

		By:		[SEAL]
Name:	Steven R. Hildabrend		Name: Enda S. Brackon
Title: V.P.

Name:	Jim Sundahl

TENANT:

WITNESSES:		CompHealth, Inc., a Delaware corporation

		By:		[SEAL]
Name:	Doug Warrick		Name: Sean Dailey
Title: CFO

Name:	Bridget K. Smith

EXHIBIT L-1

SATELLITE DISH LOCATION ON ROOF

L-1

SCHEDULE 1.1

Definitions

“Fort Lauderdale Metropolitan Area” shall mean the area covered by Broward County, located in the State of Florida.

“Common Areas” means the parking areas; driveways, roadways and truckways; pedestrian sidewalks; courtyards, loading docks, delivery areas and service areas; landscaped areas, detention basins and related control structures and facilities; public bathrooms and comfort stations; public stairways, elevators, escalators and corridors; public lobbies and all other areas, equipment or improvements which may be provided by Landlord for the convenience and use in common by Landlord and the tenants of the Project including without limitation, all heating, ventilating and cooling systems provided by Landlord for all tenants. Other than elevators, stairs, equipment rooms and electrical rooms, there are no Common Areas included on a full floor of the Building occupied by a single tenant.

“Environmental Requirements” collectively shall mean and include all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Materials (including the Comprehensive Environmental Response Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 33 U.S.C. §§ 7401 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629, the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§ 1101 et sea., and any so-called “Super Fund” or “Super Lien” law, environmental laws administered by the Environmental Protection Agency, any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder).

“Excess Expenses” shall mean the amount by which the Expenses exceed fee Expense Base.

“Excess Taxes” shall mean the amount by which the Taxes exceed the Tax Base.

“Expenses” shall mean all costs and expenses paid or incurred by or on behalf of Landlord for operating, maintaining, repairing, upgrading, replacing, and managing the Project, including, without limitation, the costs of cooling and lighting; trash removal; painting; cleaning; landscaping and grounds maintenance; window cleaning; repair and maintenance (including, but not limited to, Landlord’s repair, maintenance and service obligations set forth in Section 5.2 and 5.3 hereof) of Common Areas, roofs, exterior walls, foundation, utility lines, vault spaces and equipment therein (including, without limitation, elevator lifts); maintenance and repair of all personal property of Landlord used or useful in connection with the Project; loading docks and truck docks; fuel, gas, water, sewer, steam, electricity and other utility charges (other than utilities metered directly to and paid by other tenants); insurance (including, without limitation, fire and extended coverage, comprehensive public liability and rental loss insurance covering not less than one year of Rent to be paid by all tenants in the Project and worker’s compensation, in limits and upon terms selected by Landlord but not less than those required hereunder as well as other insurance customarily carried from time to time by landlords of comparable office buildings in the Fort Lauderdale Metropolitan Area) and insurance deductibles; security or traffic control forces or equipment (not to be construed to require Landlord to provide such services or equipment); uniforms, supplies; holiday decorations; sales and use taxes on purchased goods; costs paid to service providers and contractors; costs

1

incurred with respect to any “shuttle” bus, car pooling or other transportation service servicing the Project; and other labor costs, payroll taxes, insurance, training and costs of wages, salaries and fringe benefits of persons engaged in the operation, management, maintenance or repair of the Project at or below the level of building manager other than the allocated expenses of the regional building manager; a management fee not in excess of market rates; and any other expense or charge which, in accordance with generally accepted accounting or management principles, would be considered as an expense of operating, maintaining upgrading, replacing, managing, or repairing the Project.

Expenses shall not include items included within the meaning of the term Taxes; costs of capital improvements to the Project (except as hereinafter provided); depreciation or amortization charges with respect to a capital improvement (except as hereinafter provided); interest and principal payments on mortgages; and brokerage and leasing commissions; cost of constructing, installing, artwork or reconstructing the Common Areas or the Project; interest end penalties on any Expenses, except to the extent incurred as a result of a default by Tenant in its obligation to make timely payments of Tenant’s Pro Rata Share of Expenses (if such interest or penalty is attributable to Tenant’s default in its obligation to make timely payments of Tenant’s Pro Rata Share of Expenses, then Tenant shall be solely responsible for payment of such interest and/or penalty; if such interest or penalty is attributable to Tenant and to other tenants of the Project, Tenant shall pay its proportionate share of such interest and/or penalty); costs incurred to procure or negotiate leases with any existing or prospective tenants; costs to enforce leases against other tenants; wages, salaries or other compensation paid to any employee of Landlord above the grade of building manager; the cost of correcting any violations in the Project of any applicable Governmental Regulations in existence as of the date of this Lease; cost of improvement and re-decorating allowances provided to other tenants; any cost or expenditure for which Landlord is reimbursed solely by other tenants (other than contributions for Taxes and Expenses); any items for which Landlord is reimbursed by insurance or compensated for due to loss or damage, to the extent of such compensation or reimbursement; and any increases in Controllable Expenses after the Base Year which are greater than five percent (5%) of the prior year’s Controllable Expenses cumulative over the term of this Lease. For purposes hereof, “Controllable Expenses” shall mean all Expenses except the following: (A) utilities, (B) insurance, (C) those items affected by labor costs, such as janitorial services, in the event of an increase in the legal minimum wage or a general increase in the wage level in the Broward County, Florida metropolitan area, and (D) those items of Expenses affected by the amount of usage. For example, if in any given year increases in Controllable Expenses are greater than five percent (5%) due to one or more new or renewed long-term contracts (i.e., lasting more than one (1) year), then the limit provided for in this paragraph shall not be violated as long as, after spreading out the increases in the long-term contract(s) over the applicable years, the increases in Controllable Expenses do not exceed the five percent (5%) in any particular year.

Subject to Landlord’s obligations under Section 15.4 and 15.5, Expenses shall include the cost of any capital improvements made on or after the Commencement Date which are made or installed either for the purpose of reducing any cost included within Expenses or which are required under any applicable Governmental Regulations which were not applicable to the Project on the date of this Lease, in each case amortized over the useful life of such capital improvement (as determined in accordance with generally accepted accounting principles), together with interest on the unamortized cost of such improvement at the Prime Rate on the date the cost of such capital improvement was incurred. To the extent that Expenses include the costs of capital improvements as provided in this paragraph, Landlord shall be permitted to do the same with respect to the costs of leasing such capital item.

“Expense Base” shall mean the Expenses attributable to the Project for the Base Year which is defined as calendar year 2003. If Building is less than 95% leased and occupied, Expenses (including those of the Expense Base) shall be equitably adjusted to reflect 95% occupancy.

2

“Force Majeure” shall mean acts of God, fire, earthquake, flood, explosion, actions of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facility, materials or supplies in the open market, failure of transportation, strikes, lock outs, actions of labor unions, condemnation, requisition, laws, governmental action or inaction, orders of government or civil or military or naval authorities or any cause, whether similar or dissimilar to the foregoing, not within their reasonable control of, as applicable, the Landlord or the Landlord Parties, or the Tenant or the Tenant Parties. In no event, however, shall a lack of money be grounds for Force Majeure.

“Governmental Relations” shall mean all instruments of record that burden the Real Estate and all requirements, rules, orders, codes and regulations of the federal, state and municipal governments or other duly constituted public authority, and of any board of insurance regulators or underwriters, health officer, fire marshal, and/or building inspector affecting or relating to the Premises, the business conducted in the Premises and Tenant’s use of the Premises including the making of Alterations.

“Hazardous Materials” means, at any time, (i) asbestos and any asbestos containing material, (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Requirements or any applicable laws or regulations as a “hazardous substance”, “hazardous material”, “hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or “EP toxicity”, or (iii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (iv) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter and medical waste, or (v) any product that is inflammable, combustible, corrosive, caustic, poisonous, explosive or hazardous.

As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its subtenants, assignees, agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

“Lease Year” shall mean each consecutive twelve-month period beginning with the Rent Commencement Date, except that if the Rent Commencement Date is other than the first day of a calendar month, then the first Lease Year shall be the period from the Rent Commencement Date through the date twelve months after the last day of the calendar month in which the Rent Commencement Date occurs, and each subsequent Lease Year shall be the period of twelve months following the last day of the prior Lease Year.

“Tax Base” shall mean the Taxes due and payable with respect to the Project for the Base Year. If the Project is less than 95% leased and occupied, Taxes (including those of the Tax Base) shall be equitably adjusted to reflect assessment of the Project at a 95% occupancy.

“Taxes” shall mean all taxes and assessments, special or ordinary, and all other impositions of every kind and nature whatsoever (including, without limitation, any transit tax, sewer rents, impact fee, and school district assessments), which may be levied, assessed, charged or imposed upon the Project or any personal property owned or leased by Landlord and used therewith, together with all fees and costs incurred by Landlord for the purpose of contesting or protesting the amounts or rates of Taxes. Taxes shall not include any income, excess profit, franchise, capital stock, estate or inheritance tax payable by Landlord except as specifically provided in the next sentence and in Section 2.4. If at any time during the Lease Term the method of taxation prevailing at the Commencement Date shall be altered so that any new or additional tax assessment, levy, imposition, or charge, or any part thereof, shall be imposed in place or

3

partly in place of any Taxes or contemplated increase therein, including without limitation any tax, assessment, levy, imposition or charge on Rent, then all such taxes, assessments, levies, impositions or charges shall be deemed to be Taxes for the purpose hereof, to the extent that such Taxes would be payable if the Project was the only property of Landlord subject to such tax. If any assessments constituting Taxes are or may be payable to the applicable taxing authority in installments over more than one Lease Year then, Landlord shall cause such Taxes to be paid in installments, and only those installments (plus any interest thereon) payable during a Lease Year in which the Lease Term falls shall be included in Taxes for such Lease Year in which payment is due. Otherwise, Taxes “for” a Lease Year shall be deemed to refer to Taxes levied, assessed or otherwise accrued or imposed for such Lease Year without regard to when such Taxes are payable. Taxes shall not include interest and penalties for late payment, except to the extent that such penalty or interest is attributable to Tenant’s failure to remit on a timely basis Tenant’s Pro Rata Share of Taxes. If such interest or penalty is attributable solely to Tenant’s failure to remit Tenant’s Pro Rata Share of Taxes, then Tenant shall be solely responsible for payment of such interest and/or penalty. If such interest or penalty is attributable to such failure by Tenant and to other tenants’ failure to pay their pro rata share of Taxes, Tenant shall pay its proportionate share of the amount of such interest and/or penalty.

“Tenant’s Pro Rata Share” shall mean the percentage computed from the fraction equal to the Rentable Square Feet within the Premises, divided by the total Rentable Square Feet in the Building. Tenant’s Pro Rata Share may be adjusted from time to time upon notice from Landlord on account of any reduction to or expansion of the Premises or the Building, whether from casualty, condemnation, alteration or otherwise.

4

SCHEDULE 1.4

OPTION TO EXTEND

A. Conditions to Exercise of Option. The Option may only be exercised by Tenant giving written notice thereof no more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial term of this Lease or the preceding Option Period. If Tenant fails to give notice of exercise of the Option within such specified time period, the Option shall be deemed waived and of no further force and effect and this Lease shall terminate upon the expiration of the initial term of this Lease or the preceding Option Period. Tenant’s right to extend this Lease as provided for herein can be exercised only if, at the time of Tenant’s exercise of the Option and upon the commencement of the Option Period, (a) no Event of Default then exists under this Lease, and (b) Tenant is in possession of not less than 50% of the Premises. If either of such conditions are not satisfied, the Option shall be terminated and of no further force and effect, any purported exercise thereof shall be null and void, and this Lease shall terminate upon the expiration of the initial term of this Lease or the preceding Option Period. No sublessee of the Premises may exercise the Option, however this provision shall not prevent Tenant from exercising the Option to enable a sublessee pursuant to a Permitted Transfer (defined in Section 8.1(A) of the Lease) to utilize the Premises.

B. Procedure. If Tenant exercises the Option (in accordance with and subject to the provisions of this Schedule 1.4), all of the terms, covenants and conditions provided in this Lease shall continue to apply during the Option Term, except that (i) the Base Rent during the Option Term shall be ninety-five percent (95%) of the then Market Base Rental Rate (as hereinafter defined) for the Premises, and (ii) any terms, covenants and conditions that are expressly or by their nature inapplicable to the Renewal Term shall be deemed void and of no further force and effect.

C. Market Base Rental Rate. As used herein, the term “Market Base Rental Rate” means the annual amount per Rentable Square Feet that a willing tenant would pay and a willing landlord would accept in arm’s length, bona fide negotiations for the Premises to be executed at the time of determination and to commence at the beginning of the Option Period, as determined by Landlord in good faith based upon comparable lease transactions (i.e., lease renewals, and expansions) made in the Building and in buildings of comparable quality located in the Fort Lauderdale Metropolitan Area within the previous one-year period taking into account any special conditions applicable to such spaces and leases for location, length of term, amount of space, tenant credit, outside broker involvement, improvement allowance and other rental concessions justified by the market. Within thirty (30) days after receipt of Tenant’s notice of exercise of the Option, Landlord will notify Tenant in writing of its determination of the Market Base Rental Rate for the Premises for the Option Period. If Tenant disagrees with Landlord’s determination, Tenant shall have a period of thirty (30) days after receipt of Landlord’s notice to exercise Tenant’s option to have the Market Base Rental Rate determined pursuant to Section D below by written notice to Landlord. If Tenant does not give such notice, and Tenant does not advise Landlord, in writing, that Tenant accepts Landlord’s determination of Market Base Rental Rate within thirty (30) days from receipt of Landlord’s determination, Tenant shall be conclusively deemed to have rejected the Market Base Rental Rate determined by Landlord as the Base Rent for the Renewal Term and be deemed to have elected not to exercise the Option.

D. If Tenant elects, pursuant to Section C above, to have the Market Base Rental Rate determined under this Section within ten (10) days of the date of Tenant’s election, each party shall appoint a licensed commercial real estate broker with at least five (5) years’ full-time experience leasing office space in Broward County (“Qualified Broker”) to determine the Market Base Rental Rate (as hereinafter defined) for the Premises. If a party does not appoint a Qualified Broker within such ten (10) day period, then the single Qualified Broker shall be the sole Qualified Broker and shall set the Market

1

Base Rental Rate. The Qualified Brokers appointed by the parties shall meet promptly and attempt to set the Market Base Rental Rate. If they are unable to agree on the Market Base Rental Rate within twenty (20) days after the date the second Qualified Broker has been appointed, they shall elect a third Qualified Broker (acceptable to Tenant and Landlord) within ten (10) days after the last day the two (2) Qualified Brokers are to set the Market Base Rental Rate. Each of the parties shall pay for the Qualified Broker appointed by it and shall bear one-half of the cost of appointing the third Qualified Broker and of paying the third Qualified Broker’s fee. The third Qualified Broker, however selected, shall be a person who has not previously acted in any capacity for either party.

Within twenty (20) days after the selection of the third Qualified Broker, the third Qualified Broker shall determine the Market Base Rental Rate and all three of the Qualified Brokers’ Market Base Rental Rates shall be averaged excluding any single Market Base Rental Rate which is more than ten percent (10%) higher or lower than the middle determination of Market Base Rental Rate and the remaining determinations shall then be averaged. The Market Base Rental Rate as so determined shall be binding on both Landlord and Tenant and the Lease shall be amended accordingly. Notwithstanding any reference to “renewal” as set forth herein, this option extends the Lease and the rights, and obligations of the parties thereto except as specifically set forth herein to the contrary.

All notifications contemplated by this Schedule 1.4, whether from Tenant to Landlord, or from Landlord to Tenant, shall be in writing and shall be given in the manner provided in the Lease. Failure of Tenant to give notice in accordance herewith, time being of the essence, shall render this option null and void. After the determination of the Market Base Rental Rate, Landlord shall prepare and submit to Tenant an amendment to this Lease to extend the term thereof within ten (10) business days. Should Tenant not execute and deliver such amendment within ten (10) business days of its receipt of the same, then, at Landlord’s sole option, Tenant’s Option to extend the term of this Lease shall be rendered null and void.

2